As filed with the U.S. Securities and Exchange Commission on October 3, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAXMEDICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	85-0870387
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

101 Arch Street, 8th Floor

Boston, MA 02110

(239) 216-1459

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Howard J. Weisman

Chief Executive Officer

PaxMedica, Inc.

101 Arch Street, 8th Floor

Boston, MA 02110

(239) 216-1459

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scot J. Foley, Esq. Victoria A. Reyner, Esq. Harris Beach PLLC 726 Exchange Street, Suite 1000 Buffalo, NY 14210 (716) 200-5050

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 3, 2024

PRELIMINARY PROSPECTUS

Up to 9,023,083 Shares of Common Stock

Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis an aggregate of 9,023,083 shares (the “Shares”) of our common stock, par value $0.0001 per share (the “Common Stock”) of PaxMedica, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”) consisting of (i) 8,846,160 shares of Common Stock that are issuable upon exercise of certain warrants (the “Investor Warrants”) issued pursuant to inducement offer letter agreements entered into by and between us and several Selling Stockholders dated September 3, 2024 (the “Warrant Issuance Date”), and (ii) up to 176,923 shares of Common Stock issuable upon exercise of warrants (the “Placement Agent Warrants”) issued on the Warrant Issuance Date pursuant to an engagement letter agreement dated as of August 23, 2024, by and between the Company and H.C. Wainwright & Co., LLC (the “Placement Agent”). The Investor Warrants and the Placement Agent Warrants are collectively referred to herein as the “Warrants.”

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 9,023,083 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $1.8 million. However, we cannot predict when and in what amounts, or if, the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The Selling Stockholders may sell or otherwise dispose of the Shares in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Shares in the section entitled “Plan of Distribution” on page 43. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Shares will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of this offering of the Shares with the Securities and Exchange Commission (the “SEC” or the “Commission”)).

Our Common Stock is quoted on the OTC Pink Market under the symbol “PXMD”. On October 1, 2024, the last reported sale price for our Common Stock was $0.10 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock. The prices at which the Selling Stockholders may sell the Shares may be determined by the prevailing market price for shares of our Common Stock or in negotiated transactions.

Based on the losses we have experienced to date, and the resulting negative cash flows from operations, our auditor has expressed substantial doubt about our ability to continue as a going concern. The financial statements that are incorporated by reference to this prospectus do not include any adjustments that might result from the outcome of this uncertainty. On October 30, 2023, a one-for-seventeen (1:17) reverse stock split became effective and all Common Stock information given in the prospectus takes into account the retroactive effect of the reverse split.

We are an “emerging growth company” and a “smaller reporting company” as defined under federal securities law and, as such, we have elected to comply with certain reduced public company reporting requirements. See the section titled “Prospectus Summary - Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to an aggregate of 9,023,083 shares of Common Stock. We are not selling any shares of Common Stock under this prospectus, and we will not receive any proceeds from the sale of shares of Common Stock offered hereby by the Selling Stockholders, although we may receive cash from the exercise by the Selling Stockholders of the Warrants.

You should rely only on the information provided in this prospectus, including any information incorporated by reference. We have not authorized anyone to provide you with any other information and we take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects.

We are not, and the Selling Stockholders are not, making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. You should read this prospectus, including any information incorporated by reference, in its entirety before making an investment decision.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “scheduled to,” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

●	the expectation that we will incur significant operating losses for the foreseeable future and will need significant additional capital, including through future sales and issuances of equity securities which could also result in substantial dilution to our stockholders;
●	our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs;
●	our dependence on our product candidates, which are still in preclinical or early stages of clinical development;
●	our, or our third-party manufacturers’, ability to manufacture cGMP batches of our product candidates as required for pre-clinical and clinical trials and, subsequently, our ability to manufacture commercial quantities of our product candidates;
●	our ability to successfully obtain a priority review voucher, or PRV, for PAX-101 and the commercial value to be realized from any such PRV, if any;
●	our ability to attract and retain key executives and medical and scientific personnel;
●	our ability to add new facilities or to expand our existing facilities as we add employees, and our belief that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations;
●	our ability to complete required clinical trials for our product candidates and obtain approval from the FDA or other regulatory agencies in different jurisdictions;
●	our lack of a sales and marketing organization and our ability to commercialize our product candidates if we obtain regulatory approval;
●	our dependence on, and utilization of, third parties to manufacture our product candidates;
●	our reliance on third-party CROs to conduct our clinical trials;
●	our ability to obtain, maintain or protect the validity of our intellectual property, including our granted or potential future patents;
●	our ability to internally develop new inventions and intellectual property;
●	our interpretations of current laws and the passages of future laws;
●	our business model and strategic plans for our products, technologies and business, including our implementation thereof;
●	the accuracy of our estimates regarding expenses and capital requirements;
●	our ability to adequately support organizational and business growth; and
●	our recent suspension from trading on the Nasdaq Capital Market.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in this prospectus under “Risk Factors” and under similar headings in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward- looking events and circumstances discussed in this prospectus or incorporated by reference herein may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or will occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus, the documents incorporated by reference herein and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information contained in or incorporated by reference in this prospectus, including the information contained under the heading “Risk Factors” beginning on page 5 of this prospectus. Some of the statements in this prospectus and the documents incorporated by reference constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in “Risk Factors” and other sections of this prospectus and the documents incorporated by reference.

Overview

We are a clinical stage biopharmaceutical company focusing on the development of anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including autism spectrum disorder (“ASD”), to Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (“ME/CFS”), a debilitating physical and cognitive disorder believed to be viral in origin and now with rising incidence globally due to the long term effects of SARS-CoV-2 (“COVID-19”). APTs have been shown to block the effects of excess production and extracellular receptor activity of adenosine triphosphate (“ATP”), which acts as both the main energy molecule in all living cells and a peripheral and central nervous system neurotransmitter via receptors that are found throughout the nervous system. Excess purinergic signaling can offset homeostasis and trigger immune responses that result in localized and systemic increases in inflammatory chemokines and cytokines, ultimately stimulating ATP production. APTs may also impact immunologic and inflammatory mechanisms that may be causing or exacerbating symptoms in these seemingly unrelated disorders, which may be caused in part by similar mechanisms of ATP overproduction.

One of our primary points of focus is currently the development and testing of our lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancement of the clinical understanding of using that agent against other disorders such as fragile X syndrome (FXS), fragile X-associated tremor/ataxia syndrome (FXTAS), ME/CFS and Long COVID-19 Syndrome (“LCS”), a clinical diagnosis in individuals who have been previously infected with COVID-19.

In February 2021, we announced positive topline data from our Phase 2 dose-ranging clinical trial evaluating PAX-101 (commonly known as intravenous suramin) for the treatment of the core symptoms of ASD, as described in more detail below. We also intend to submit data to support a New Drug Application (an “NDA”) for PAX-101 under the Tropical Disease Priority Voucher Program of the U.S. Food and Drug Administration (the “FDA”) for the treatment of Human African Trypanosomiasis, a fatal parasitic infection commonly known as African sleeping sickness (“HAT”), leveraging suramin’s historical use in treating HAT outside of the United States. We have exclusively licensed clinical data from certain academic or international government institutions to potentially accelerate PAX-101’s development plans in the United States through this regulatory program and seek approval in the United States for the treatment of East African HAT (as defined below) as early as late 2024 or in the first half of 2025.

We are also pursuing the development of next generation APT product development candidates for neurodevelopmental indications. These candidates include PAX-102, our proprietary intranasal formulation of suramin, as well as other new chemical entities that are more targeted and selective antagonists of particular purine receptor subtypes. We believe our lead drug candidate (suramin), if approved by the FDA, may be a significant advancement in the treatment of ASD and a potentially useful treatment for FXS, FXTAS, ME/CFS and LCS.

In July 2023, we announced positive topline results from the PAX-101 (intravenous suramin) Phase 3 African Sleeping Sickness Study, PAX-HAT-301. The conclusions of the study confirmed that the retrospective, non-randomized, externally controlled, interventional efficacy and safety study of suramin for the treatment of Stage 1 TBR HAT demonstrated better health outcomes when compared with a natural history control group of patients evaluated and treated from 1900-1910, prior to the availability of suramin in Africa. The adverse event profile of suramin observed in the study was consistent with what has been widely reported in published medical and clinical literature.

On October 26, 2023, we completed a type-B meeting with the FDA, where we discussed the results of our recent data from our PAX-HAT-301 study of suramin in HAT. On June 27, 2024, we completed a type-C meeting with the FDA, where we discussed our Chemistry, Manufacturing, and Controls (“CMC”) regulatory guidelines for our PAX-101 candidate. We received constructive feedback which will aid in the completion of our remaining work to file an NDA expected in late 2024 or in the first half of 2025. Most of the work to achieve this important milestone will focus on completing the production of commercial lots of PAX-101 under CMC regulatory guidelines, underway now and scheduled to conclude in late 2024. Additionally, we discussed the implementation and completion of a registry for patients treated with PAX-101 for the indication of HAT to be submitted along with the NDA.

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Corporate Information

We were formed as a Delaware limited liability company under the name Purinix Pharmaceuticals LLC (“Purinix”) on April 5, 2018. On April 15, 2020, we converted into a Delaware corporation and changed our name to PaxMedica, Inc. Our offices are located at 101 Arch Street, 8th Floor, Boston, MA 02110, and our telephone number is (239) 216-1459. Our website is www.paxmedica.com. Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only.

“PaxMedica” and our other common law trademarks, service marks or trade names appearing herein are the property of PaxMedica, Inc. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Sources of Funding and Going Concern

We have not generated any revenue to date and, through June 30, 2024, we had an accumulated deficit of approximately $58.7 million. To date, we have financed our operations through capital contributions from our prior members when we were a limited liability company, proceeds from our initial public offering, the issuance of convertible notes, our entry into a Simple Agreement for Future Equity (“SAFE”) with an investor, the issuance of Series X preferred stock, par value $0.0001 per share (“Series X preferred stock”), private sales of our Common Stock to accredited investors made pursuant to an exemption from registration, our follow-on public offering in November 2023, and a warrant exchange in September 2024, which is described in Note 10 to our financial statements attached filed with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Commission on September 20, 2024. We expect our expenses to increase significantly in connection with our ongoing activities to develop, seek regulatory approval and commercialization of PAX-101 and our other product candidates. Furthermore, we expect to incur additional costs associated with operating as a public company. Accordingly, we will likely need substantial additional financing to support our continuing operations. We will seek to fund our operations through public or private equity or debt financings or other sources. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. We will need to generate significant revenues to achieve profitability, and we may never do so. Accordingly, there are material risks and uncertainties that raise substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent on our ability to raise additional capital and should we be unable to raise sufficient additional capital, we may be required to undertake cost-cutting measures including delaying or discontinuing certain clinical activities. The net proceeds from the exercise of the Warrants by the Selling Stockholders are not expected to remove the substantial doubt regarding our ability to continue as a going concern.

Nasdaq Delisting

On April 30, 2024, the Nasdaq Stock Market LLC (“Nasdaq”) notified us that a Nasdaq Hearings Panel (the “Panel”) had determined to delist the Common Stock from the Nasdaq Capital Market and that trading of the Common Stock would be suspended at the open of trading on May 2, 2024. This determination resulted from the Panel’s conclusion that the Company was in violation of the minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2). The Company opted to appeal this determination before the Nasdaq Listing and Hearing Review Council (the “Council”). We were subsequently notified by the Council that our appeal was denied. After the suspension from the Nasdaq Capital Market went into effect, our Common Stock became eligible for quotation on the OTC Pink Market under its existing symbol, “PXMD.”

Reverse Stock Split

On October 30, 2023, we filed a Certificate of Amendment to our Certificate of Incorporation (the “Reverse Split Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-17 reverse stock split of our outstanding Common Stock (the “Reverse Stock Split”). The Reverse Split Amendment became effective at 8:03 a.m. Eastern Time on October 30, 2023 (the “Effective Time”). The Reverse Split Amendment was authorized by our stockholders at our special meeting of stockholders on September 26, 2023.

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The Reverse Split Amendment provided that, at the Effective Time, every 17 shares of our issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in par value per share. The Reverse Stock Split affected all of our shares of Common Stock outstanding immediately prior to the Effective Time. As a result of the Reserve Stock Split, proportionate adjustments have been made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all stock options and warrants issued us and outstanding immediately prior to the Effective Time, which resulted in a proportionate decrease in the number of shares of our common stock reserved for issuance upon exercise or vesting of such stock options and warrants, and, in the case of stock options and warrants, a proportionate increase in the exercise price of all such stock options and warrants. In addition, the number of shares reserved for issuance under our 2020 Plan (as defined below) immediately prior to the Effective Time were reduced proportionately.

No fractional shares were issued as a result of the Reverse Stock Split. Stockholders of record who would otherwise have been entitled to receive a fractional share received a number of shares rounded up to the next whole share in lieu thereof. The Reverse Stock Split affected all stockholders proportionately and did not affect any stockholder’s percentage ownership of our common stock (other than the nominal effect of the treatment of fractional shares).

All share and per share information referenced throughout this prospectus has been retroactively adjusted to reflect the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split have been rounded up to the nearest whole share.

Implications of being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include those that allow us to:

●	provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	make reduced disclosure about our executive compensation arrangements;

●	hold no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exempt us from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering (i.e., December 31, 2027); (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus and in the documents incorporated by reference in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company, and we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. For certain risks related to our status as an emerging growth company, see “Risk Factors — Risks Related to Our Common Stock — We are an ‘emerging growth company. . .” in this prospectus.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies (i) until the fiscal year following the determination that the market value of our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or (ii) if our annual revenues are less than $100 million during the most recently completed fiscal year, until the fiscal year following the determination that the market value of our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

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THE OFFERING

Common Stock to be offered by the Selling Stockholders	Up to 9,023,083 shares of Common Stock

Common Stock outstanding prior to this offering	10,879,170 shares of Common Stock

Common Stock to be outstanding after this offering	19,902,253 shares of Common Stock, assuming the exercise of all the Warrants

Use of Proceeds	We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The only proceeds we will receive in connection with this offering, if any, will be the exercise price paid by the holders of the Warrants for the Common Stock issuable upon the exercise of the Warrants. See “Use of Proceeds” on page 13 of this prospectus.

Trading Symbol	PXMD

Risk Factors	See “Risk Factors” beginning on page 5 of this prospectus, as well as other information included herein, for a discussion of the factors you should read and consider carefully before investing in our securities.

The number of shares of our Common Stock we expect to be outstanding after completion of this offering (assuming the exercise of all Warrants) is based on 10,879,170 shares of our Common Stock outstanding as of September 30, 2024 and excludes:

●	8,359 shares of our Common Stock issuable upon the exercise of warrants issued certain investors in 2020 to purchase shares of Common Stock at an exercise price of $51.00 per share;

●	51,055 shares of Common Stock issuable upon the conversion of our outstanding Series X Preferred Stock;

●	1,471 shares of our Common Stock reserved for issuance upon settlement of restricted stock units (“RSUs”) granted as of October 11, 2022 pursuant to the PaxMedica Inc. Amended and Restated 2020 Omnibus Equity Incentive Plan (the “2020 Plan”);

●	493,297 shares of our Common Stock available for issuance under the 2020 Plan;

●	6,364 shares of our Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock at an exercise price of $116.88 per share issued to the underwriters in connection with our initial public offering;

●	11,481 shares of our Common Stock issuable upon exercise of warrants issued to agents in connection with a private offering of convertible notes in the first half of 2022 at an exercise price of $71.40 per share;

●	8,360 shares of our Common Stock issuable upon the exercise of warrants issued to agents in connection with a private offering completed in tranches in January and March 2023 to purchase shares of Common Stock at an exercise price of $51.00 per share and $59.50 per share, respectively;

●	up to $14,434,085 of shares of our Common Stock issuable to Lincoln Park Capital Fund, LLC (“Lincoln Park”) from time to time under an equity line agreement, of which 770,718 shares of Common Stock have been registered for resale on a Registration Statement on Form S-1 (File No. 333-268882), initially filed with the SEC on December 19, 2022 and declared effective on December 27, 2022;

●	47,059 shares of Common Stock issuable to Lind Global Fund II, LP upon the exercise of warrants issued in February 2023 at an exercise price of $1.30;
●	1,323,770 shares of Common Stock issuable to an investor upon the exercise of a warrant with an exercise price of $0.20, which shares have been registered for resale via a Registration Statement on Form S-1 (File No. 333-275416), initially filed with the SEC on November 9, 2023 and declared effective on November 20, 2023 (the “November 2023 S-1”);

●

961,535 shares of Common Stock issuable to multiple investors upon the exercise of warrants, each with an exercise price of $1.30, which shares have been registered for resale via the November 2023 S-1;

●	215,385 shares of Common Stock issuable upon the exercise of warrants granted to a placement agent in connection with its services related to our November 2023 financing, each with an exercise price of $1.63 per share, which shares have been registered for resale via the November 2023 S-1.

All share and per share information referenced throughout this prospectus has been retroactively adjusted to reflect the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share.

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RISK FACTORS

An investment in our common stock is speculative, illiquid and involves a high degree of risk including the risk of a loss of your entire investment. We have identified a number of these factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which, if not updated in this prospectus, is incorporated by reference herein, as well as in other information included or incorporated by reference in this prospectus and any prospectus supplement. You should carefully consider the risks and uncertainties and the other information contained in this prospectus. The risks identified are not the only ones facing us. Additional unanticipated or unknown risks and uncertainties may exist that could also adversely affect our business, operations and financial condition in ways that are unknown to us or unpredictable. If any of the risks actually materialize, our business, financial condition and/or operations could suffer. In such event, the trading price of our Common Stock could decline, and you could lose all or a substantial portion of your investment. See the section of this prospectus titled “Where You Can Find More Information.

Risks Related to Our Financial Position and Need for Capital

We have never generated revenue from operations, are unlikely to generate revenues for several years, and our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern. We may never become profitable or, if we achieve profitability, be able to sustain profitability.

We have never generated revenue from operations, are unlikely to generate revenues for several years, and are currently operating at a loss and expect our operating costs will increase significantly as we incur further costs related to preclinical development and the clinical trials for our drug candidates. We expect to incur substantial expenses without corresponding revenues unless and until we are able to obtain regulatory approval and successfully commercialize any of our drug candidates. We may never be able to obtain regulatory approval for the marketing of our drug candidates in any indication in the United States or internationally. Even if we are able to commercialize our drug candidates, there can be no assurance that we will generate significant revenues or ever achieve profitability. We have incurred recurring losses since inception and have an accumulated deficit of approximately $58.7 million as of June 30, 2024, which recurring losses have raised substantial doubt regarding our ability to continue as a going concern.

We anticipate operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, development of our product candidates and preclinical and clinical programs, regulatory clearances, strategic alliances, the development of our administrative organization, as well as costs to comply with the requirements of being a public company operating in a highly regulated industry. As of June 30, 2024, we had $0.3 million of cash and cash equivalents. Our forecast of the period of time through which our current financial resources will be adequate to support our operations and the costs to support our general and administrative, sales and marketing, research and development activities and costs to comply with the requirements of being a public company operating are forward-looking statements and involve risks and uncertainties. The financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

We are uncertain when or if we will be able to achieve or sustain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock and our ability to raise capital.

We are an early clinical stage pharmaceutical company with a limited operating history.

We are an early clinical stage pharmaceutical company with a limited operating history. We must complete clinical studies and receive regulatory approval of an NDA before commercial sales of a product can commence. The likelihood of success of our business plan must be considered in light of the problems, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the regulatory and competitive environment in which we operate. Pharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk and is a capital-intensive business.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially early-stage clinical pharmaceutical companies such as ours. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we cannot assure you that we will be able to, among other things:

●	successfully implement or execute our current business plan, and we cannot assure you that our business plan is sound;

●	successfully manufacture our clinical products and establish commercial drug supply;

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●	successfully complete the clinical trials necessary to obtain regulatory approval for the marketing of our drug candidates, including PAX-101;

●	secure, maintain and, as necessary, defend our intellectual property rights;

●	secure market exclusivity and/or adequate intellectual property protection for our drug candidates;

●	attract and retain an experienced management and advisory team;

●	secure acceptance of our drug candidates in the medical community and with third-party payors and consumers;

●	launch commercial sales of our drug candidates, whether alone or in collaboration with others;

●	raise sufficient funds in the capital markets or otherwise to effectuate our business plan; and

●	utilize the funds that we do have and/or raise in this offering or in the future to efficiently execute our business strategy.

If we cannot successfully execute any one of the foregoing, our business may fail and your investment will be adversely affected.

We need to raise additional capital to fund our operations, which may not be available on acceptable terms, if at all.

Our ability to continue as a going concern and continue our operations is dependent on our ability to raise additional capital and should we be unable to raise sufficient additional capital, we may be required to undertake cost-cutting measures including delaying or discontinuing certain clinical activities. We need to raise significant additional capital to continue to fund the clinical trials for PAX-101, and our other product candidates. We will likely seek to sell common equity, preferred equity or convertible debt securities, enter into a credit facility or another form of third-party funding, or seek other debt financing. In addition, the sale of equity and convertible debt securities may result in dilution to our stockholders and certain of those securities may have rights senior to those of our common stock. If we raise additional funds through the issuance of preferred stock, convertible debt securities or other debt financing, these securities or other debt could contain covenants that would restrict our operations, fund raising capabilities or otherwise. Any other third-party funding arrangement could require us to relinquish valuable rights.

The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our clinical development programs. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us, among other things, to delay, scale back or eliminate some or all of our planned clinical trials, development programs or operations. These factors among others create a substantial doubt about our ability to continue as a going concern.

Risks Related to Our Common Stock

Our Common Stock has been suspended from trading by Nasdaq, which may affect liquidity.

Our Common Stock was suspended from trading on the Nasdaq Capital Market on May 2, 2024. Since that date, our Common Stock has been trading over the counter on the OTC Pink Market. It is expected that our Common Stock will be delisted from trading on the Nasdaq Capital Market when Nasdaq files a Form 25 officially delisting our Common Stock.

Our shares of Common Stock are thinly traded. If an active market for our Common Stock with meaningful trading volume does not develop or is not maintained, the market price of our Common Stock may decline materially, and you may not be able to sell your shares. No longer being listed on Nasdaq will make it more difficult to raise capital, fund our development program and sustain our operations.

Future sales of shares by existing stockholders or us could cause our stock price to decline.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. We may issue additional shares of our Common Stock or securities convertible into our Common Stock from time to time in connection with a financing, acquisition, investments or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our Common Stock to decline.

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Sales of our Common Stock may be made by holders of our public float or by holders of restricted securities in compliance with the provisions of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). There were 10,879,170 shares of Common Stock outstanding as of September 30, 2024, substantially all of which are freely tradable, without restriction, in the public market. We have also registered 493,297 shares of our Common Stock underlying existing grants or grants that we may issue under our equity compensation plan.

Also, in general, under Rule 144, a non-affiliated person who has satisfied a six-month holding period in a company registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may, sell their restricted common stock without volume limitation, so long as the issuer is current with all reports under the Exchange Act in order for there to be adequate common public information.

Affiliated persons may also sell their common shares held for at least six months, but affiliated persons will be required to meet certain other requirements, including manner of sale, notice requirements and volume limitations. Non-affiliated persons who hold their common shares for at least one year will be able to sell their common stock without the need for there to be current public information in the hands of the public. Future sales of shares of our public float or of restricted Common Stock made in compliance with Rule 144 may have an adverse effect on the then prevailing market price, if any, of our Common Stock.

We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years after our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We intend to take advantage of these reporting exemptions described above until we are no longer an “emerging growth company.” Under the JOBS Act, “emerging growth companies” can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to those of companies that are not emerging growth companies.

We cannot predict if investors will find our Common Stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of disclosure controls and procedures and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

In the course of preparing our financial statements for the year ended December 31, 2023, we identified material weaknesses in our internal control over financial reporting relating to the evaluation of complex financial instruments, including earnings per share. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

Our management has concluded that we did not design and maintain effective controls over information technology (IT) general controls for information systems that are relevant to the preparation of our financial statements, specifically, with respect to user provisioning and deprovisioning, user access review, passwords, privileged access, cybersecurity, system development lifecycle, and SOC report management review. These IT deficiencies did not result in a misstatement to our financial statements, however, the deficiencies, when aggregated, could impact the effectiveness of IT-dependent controls that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Accordingly, management has determined that these deficiencies in the aggregate constitute a material deficiency. To remediate this weakness, we have developed a remediation plan with assistance from our IT advisors and have dedicated significant resources and efforts to the remediation and improvement of our internal control over financial reporting.

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In addition, we do not have sufficient segregation of duties within our accounting functions, which is a basic internal control. Due to our size, segregation of all duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets, and the recording of transactions should be performed by separate individuals. Our management has weighed the impact of our failure to have a proper segregation of duties on our assessment of our disclosure controls and procedures and has concluded that the resulting control deficiency represented a material weakness. While our management has implemented procedures to ensure that the financial statements balances included herein fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented, we have not yet hired a sufficient number of additional accounting and finance staff to fully address this material weakness. Until such time as we have hired adequate staff, this material weakness will not be remediated.

The material weaknesses have not been remediated as of the date of filing of the registration statement of which this prospectus forms a part. Moreover, we cannot assure you, however, that any actions we may take in the future will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control or that they will prevent or avoid potential future material weaknesses. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control is documented, designed, or operating. Any failure to implement and maintain effective internal control also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control that we will eventually be required to include in our periodic reports that are filed with the Commission. Ineffective disclosure controls and procedures and internal control could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Common Stock.

Risks Related to Our Clinical Development

Clinical and preclinical drug development is a lengthy and expensive process with uncertain outcomes that may lead to delayed timelines and increased cost, which may prevent us from being able to complete clinical trials.

Clinical testing is expensive, can take many years to complete, and its outcome is inherently uncertain. The results of preclinical and clinical studies of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies, and we cannot be certain that we will not face similar setbacks.

In addition, there may be third party individuals or groups that publish data from experiments using suramin that may reflect, either positively or negatively, on our clinical development program despite that we have no affiliation with or control over such individuals or groups. For example, we are aware of other suramin-related research that has been conducted in the autism indication at the University of California, San Diego as well as in other unrelated indications within and outside of the United States. Our clinical development programs could be negatively impacted by adverse events reported in such third party studies.

With respect to ME/CFS and LCS, no company, to our knowledge, has yet been successful in its efforts to obtain regulatory approval in the United States or Europe of treatment for these conditions. The mechanism of disease for these conditions has not been scientifically confirmed, and as a result, the mechanism of action for PAX-101 in potentially treating these diseases is unknown. In addition, LCS is potentially a self-resolving disease in some people, as well as a disease that increases and decreases in severity. As such, there may not be sufficient biomarkers or validated behavioral scoring metrics that could be used to support potential approval for PAX-101 in these diseases, and clinical trials will be difficult to design, conduct and assess.

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This will make our development and potential approval of PAX-101 for these indications very difficult, and we may not be successful.

We cannot be certain that clinical trials for PAX-101 or any of our other product candidates will be completed, or completed on schedule, or that any other future clinical trials for PAX-101 or any of our other product candidates, will begin on time, not need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all, or that any interim analyses with respect to such trials will be completed on schedule or support continued clinical development of the associated product candidate. In particular, the basis for our submission of an NDA for approval of PAX-101 in HAT is historical data that is limited and not complete, and FDA may not agree that our study design is adequate or the data sufficient for approval. Because of the difficulties inherent in designing clinical trials for a universally fatal disease, we may not be able to provide FDA with additional data (regarding safety and effectiveness) or analyses adequate for approval if requested by the FDA, which could prevent us from ever getting approval for PAX-101 in HAT.

We could also encounter delays if a clinical trial is suspended or terminated by us upon recommendation of the data monitoring committee for such trial, by the institutional review board (“IRB”) of the institutions in which such trials are being conducted, or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, site misconduct or deviations from Good Clinical Practice, major findings from an inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions, or lack of adequate funding to continue the clinical trial.

If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates may be harmed, and our ability to generate revenue from the sale of any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval processes, and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may significantly harm our business, financial condition and prospects.

If the FDA does not conclude that our product candidates satisfy the requirements for the 505(b)(2) regulatory approval pathway, or if the requirements for approval of any of our product candidates under Section 505(b)(2) are not as we expect, the approval pathway for our product candidates will likely take significantly longer, cost significantly more and encounter significantly greater complications and risks than anticipated, and in any case may not be successful.

We intend to seek FDA approval through the 505(b)(2) regulatory pathway for each of our product candidates. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, added Section 505(b)(2) to the Federal Food, Drug, and Cosmetic Act, or FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies that were not conducted by or for the applicant.

If the FDA does not allow us to pursue the 505(b)(2) regulatory pathway for our product candidates as anticipated, we may need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval for our product candidates would likely substantially increase. Moreover, the inability to pursue the 505(b)(2) regulatory pathway could result in new competitive products reaching the market faster than our product candidates, which could materially adversely impact our competitive position and prospects. Even if we are permitted to pursue the 505(b)(2) regulatory pathway for a product candidate, we cannot assure you that we will receive the requisite or timely approvals for commercialization of such product candidate.

In addition, notwithstanding the approval of a number of products by the FDA under Section 505(b)(2) over the last few years, certain competitors and others have objected to the FDA’s interpretation of Section 505(b)(2). We expect that our competitors could file citizens’ petitions with the FDA in an attempt to persuade the FDA that our product candidates, or the clinical studies that support their approval, contain deficiencies. If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, the FDA may be required to change its Section 505(b)(2) policies and practices, which could delay or even prevent the FDA from approving any NDA that we submit under Section 505(b)(2).

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Delays in the commencement, enrollment and completion of our clinical trials could result in increased costs to us and may delay or limit our ability to obtain regulatory approval for PAX-101 and our other product candidates.

Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or delay the regulatory approval of our product candidates. The commencement, enrollment and completion of clinical trials can be delayed for a variety of reasons, including:

●	the inability to reach agreements on acceptable terms with prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	the inability to maintain necessary supplies of study drug and comparator to maintain predicted enrollment rates at clinical trial sites;

●	regulatory authority objections to commencing a clinical trial;

●	the inability to obtain ethics committee or IRB approval to conduct a clinical trial;

●	difficulty recruiting and enrolling subjects to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indication as our product candidates;

●	difficulty obtaining informed consent in some patient populations who may be under 18 years of age and may not have the capacity to consent;

●	the inability to retain subjects in clinical trials due to the treatment protocol, personal issues, side effects from the therapy or lack of efficacy; and

●	difficulty in importing and exporting clinical trial materials and study samples.

Even if we obtain regulatory approval for our product candidates, if we are unable to successfully commercialize our products, it will limit our ability to generate revenue and will materially adversely affect our business, financial condition and results of operations.

Even if we obtain regulatory approval for our product candidates, our long-term viability and growth depend on the successful commercialization of products which lead to revenue and profits. Pharmaceutical product development is an expensive, high risk, lengthy, complicated, resource intensive process. In order to succeed, among other things, we must be able to:

●	identify potential drug product candidates;

●	design and conduct appropriate laboratory, preclinical and other research;

●	submit for and receive regulatory approval to perform clinical studies;

●	design and conduct appropriate preclinical and clinical studies according to good laboratory and good clinical practices;

●	select and recruit clinical investigators;

●	select and recruit subjects for our studies;

●	collect, analyze and correctly interpret the data from our studies;

●	submit for and receive regulatory approvals for marketing;

●	secure market and formulary access from payors; and

●	manufacture the drug product candidates according to cGMP.

The development program with respect to any given product may take many years and thus delay our ability to generate profits. In addition, potential products that appear promising at early stages of development may fail for a number of reasons, including the possibility that the products may require significant additional testing or turn out to be unsafe, ineffective, too difficult or expensive to develop or manufacture, too difficult to administer, or unstable. Failure to successfully commercialize our products will adversely affect our business, financial condition and results of operations.

The market for PAX-101’s lead indication, HAT, is extremely small, as the majority of usage would be in Sub-Saharan Africa. Further, we would likely donate any product for use in this indication to the WHO for use by patients in Africa.

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If our preclinical and clinical studies do not produce positive results, if our clinical trials are delayed or if serious side effects are identified during such studies or trials, we may experience delays, incur additional costs and ultimately be unable to commercialize our product candidates.

Before obtaining regulatory approval for the sale of our product candidates, we must conduct, generally at our own expense, extensive preclinical tests to demonstrate the safety of our product candidates in animals, and clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Preclinical and clinical testing is expensive, difficult to design and implement and can take many years to complete. A failure of one or more of our preclinical studies or clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent our ability to obtain regulatory approval or commercialize our product candidates, including:

●	our preclinical tests or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical testing or clinical trials or we may abandon projects that we expect to be promising;

●	regulators or ethics committees/IRBs may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	conditions imposed on us by the FDA or any non-U.S. regulatory authority regarding the scope or design of our clinical trials may require us to resubmit our clinical trial protocols to ethics committees/IRBs for re-inspection due to changes in the regulatory environment;

●	the number of patients required for our clinical trials may be larger than we anticipate and recruitment of the target population may be more difficult than we anticipate, or participants may drop out of our clinical trials at a higher rate than we anticipate;

●	our third-party contractors or clinical investigators may fail to comply with regulatory requirements or fail to meet their contractual obligations to us in a timely manner;

●	we might have to suspend or terminate one or more of our clinical trials if we, the regulators or the ethics committees/IRBs determine that the participants are being exposed to unacceptable health risks;

●	regulators or ethics committees/IRBs may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

●	the cost of our clinical trials may be greater than we anticipate;

●	the supply or quality of our product candidates or other materials necessary to conduct our clinical trials may be insufficient or inadequate or we may not be able to reach agreements on acceptable terms with prospective clinical research organizations; and

●	the effects of our product candidates may not be the desired effects or may include undesirable side effects or the product candidates may have other unexpected characteristics. For example, suramin can cause significant side effects, including nausea, vomiting, diarrhea, abdominal pain, and a feeling of general discomfort. Other side effects include skin sensations such as crawling or tingling sensations, tenderness of the palms and soles, numbness of the extremities, watery eyes, and photophobia. In addition, nephrotoxicity is common, as is peripheral neuropathy when the drug is administered at high doses.

In addition, if we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

●	be delayed in obtaining, or may not be able to obtain, marketing approval for one or more of our product candidates;

●	obtain approval for indications that are not as broad as intended or entirely different than those indications for which we sought approval;

●	the product labeling may be very restrictive and lead to limitations in commercial value; or

●	have the product removed from the market after obtaining marketing approval.

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General Company-Related Risks

Since certain of our directors and officers are employed by and/or consult for other companies, their other activities could compete for time on, or create conflicts of interest with, our activities. In addition, the loss of the services of certain key employees, including Howard J. Weisman, our Chief Executive Officer and Chairman of the Board, would adversely impact our business prospects.

Certain of our officers are not required to work exclusively for us. For example, Stephen D. Sheldon, our Chief Financial Officer and Chief Operating Officer, is also the Chief Executive Officer of Indochina Healthcare Co. Ltd. Therefore, it is possible that a conflict of interest with regard to an officer’s time may arise based on their other employment and/or business operations. As we progress, if the full-time services of these individuals are required and the current directors and officers cannot provide that level of commitment, we will need to identify suitable individuals who can dedicate such time to our Company. We can provide no assurance that we will be able to successfully identify and retain qualified candidates for these positions. Furthermore, the loss of the services of any of our executive officers or other key employees could potentially harm our business, operating results or financial condition. In particular, we believe that the loss of the services of Howard J. Weisman, our Chief Executive Officer, would have a material adverse effect on our business. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel.

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have competitors in a number of jurisdictions, many of which have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Established competitors may invest heavily to quickly discover and develop novel compounds that could make PAX-101 or any other product candidates we may develop or acquire obsolete or uneconomical. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, cost, convenience, tolerability and safety to be commercially successful.

Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to PAX-101 or any of our other product candidates. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions. We face competition with respect to our current product candidates and we will face competition with respect to any product candidates that we may seek to develop or commercialize in the future. Our current and potential competitors in ASD include CureMark LLC, which is in Phase 3 studies for CM-AT for ASD, Yamo Pharmaceuticals, which is in Phase 2 studies for LI-79 for ASD, GW Pharmaceuticals, which is in Phase 2 studies for Cannabidivarin for ASD, Harmony Biosciences, which is in Phase 3 studies for Cannabidiol (“CBD”) gel for ASD, QBioMed, which is developing a preclinical asset called QBM-001 for rare pediatric nonverbal autism and Kuzani Therapeutics, Inc., which has announced that it is in clinical development for the treatment of the core symptoms of ASD in children. There are two treatments that have been approved by FDA to treat the non-core symptom of irritability in ASD: Risperdal® (Risperidone) and Abilify® (Aripiprazole). Axial Therapeutics is in Phase 2 studies for AB-2004 for irritability in ASD. For ME/CFS, AIM ImmunoTech has an approval for rintatolimod in Argentina, and is in development for the drug in the US. For LCS, Tonix Pharmaceuticals is in Phase 2 studies for TNX-102 SL.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 9,023,083 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $1.8 million. However, we cannot predict when or in what amounts, or if, the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing market price for shares of our Common Stock or by negotiations between the Selling Stockholders and buyers of the Shares in private transactions or as otherwise described in “Plan of Distribution.”

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BUSINESS

Overview

We are a clinical stage biopharmaceutical company focusing on the development of anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including autism spectrum disorder (“ASD”), to neurodegenerative disorders such as Fragile X Tremor Ataxia Syndrome (FXTAS) and post-viral Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (“ME/CFS”), which causes physical and cognitive decline in affected adults. APTs have been shown to block the effects of excess production and extracellular receptor activity of adenosine triphosphate (“ATP”), which acts as both the main energy molecule in all living cells and a peripheral and central nervous system neurotransmitter via receptors that are found throughout the nervous system. Excess purinergic signaling can offset homeostasis and trigger immune responses that result in localized and systemic increases in inflammatory chemokines and cytokines, ultimately stimulating ATP production. APTs may also impact immunologic and inflammatory mechanisms that may be causing or exacerbating symptoms in these seemingly unrelated disorders, which may be caused in part by similar mechanisms of ATP overproduction.

One of our primary points of focus is currently the development and testing of our lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancement of the clinical understanding of using that agent against other disorders such as fragile X syndrome (FXS), fragile X-associated tremor/ataxia syndrome (FXTAS), and ME/CFS.

In November 2023, we announced the publication in a peer-reviewed medical journal of the results of our Phase 2 dose-ranging clinical trial evaluating PAX-101 (commonly known as intravenous suramin) for the treatment of the core symptoms of ASD, as described in more detail below.

In July 2023, we announced topline data from a Phase 3 retrospective trial evaluating the efficacy of suramin in the treatment of the fatal parasitic infection commonly known as African sleeping sickness (“HAT”), collecting exclusively licensed real-world evidence for suramin’s historical use in treating Human African Trypanosomiasis outside of the United States. The retrospective, non-randomized, externally controlled, interventional efficacy and safety study of suramin for the treatment of Stage 1 TBR HAT demonstrated better health outcomes when compared with a natural history control group of patients evaluated and treated from 1900-1910, prior to the availability of suramin in Africa. The adverse event profile of suramin observed in the study was consistent with what has been widely reported in published medical and clinical literature. We intend to submit data to support a New Drug Application (an “NDA”) for PAX 101 under the Neglected Rare Tropical Disease Priority Voucher Program of the U.S. Food and Drug Administration (the “FDA”) for the treatment of Human African Trypanosomiasis in late 2024 or early 2025.

On October 24, 2023, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Rediscovery Life Sciences AKI LLC (“RLS”). Pursuant to the Asset Purchase Agreement, we acquired substantially all of the assets of RLS, including but not limited to its intellectual property, equipment, and inventory. The total purchase price for the assets was $100,000, payable in cash at closing, along with a one-time payment of 1% of gross proceeds earned by us in connection with any potential sale of a Priority Review Voucher issued by the FDA in connection with the potential approval of an NDA for HAT. The acquisition was financed through our existing cash reserves.

We are also pursuing the development of next generation APT product development candidates for neurodevelopmental indications. These candidates include PAX-102, our proprietary intranasal formulation of suramin, as well as other new chemical entities that are more targeted and selective antagonists of particular purine receptor subtypes. We believe our lead drug candidate (suramin), if approved by the FDA, may be a significant advancement in the treatment of ASD and a potentially useful treatment for FXS, FXTAS, ME/CFS and LCS.

We were formed as a Delaware limited liability company in April 2018 and converted into a Delaware corporation in April 2020. Our website address is www.paxmedica.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

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Our Development Strategy

Current Clinical Development Plan

Our clinical development plan seeks to obtain initial U.S. approval of PAX-101 for the treatment of East African HAT, which is caused by the parasite Trypanosome brucei rhodesiense, and, using the FDA’s 505(b)(2) regulatory pathway, leverage such approval, if achieved, to facilitate an accelerated development program for PAX-101 for certain neurologic indications including ASD, ME/CFS and LCS. Based on our pre-IND meeting with the FDA in March 2021 and, in part, on an analysis of the data that we have exclusively licensed from the Ministry of Health, Republic of Malawi and Lwala Hospital (Soroti, Uganda) relative to East African HAT patients treated with suramin, we believe we have created a strong development strategy that we plan to employ in seeking the approval of PAX-101 for the treatment of East African HAT. Based on our prior interactions with the FDA, including our pre-IND and Type B meeting with the FDA, we further believe that an approval, if any, in East African HAT could confer upon us the potential receipt of a priority review voucher (“PRV”) by the FDA, which we could potentially monetize to fund our future clinical programs. We expect further clinical studies of PAX-101 for the treatment of ASD, FXS, FXTAS, and ME/CFS will be required and similar clinical development is needed for PAX-102 to reach the commercial stage. In November 2020, the FDA granted orphan drug designation to PAX-101 for the treatment of East African HAT. However, there can be no assurance that we will receive FDA approval for PAX-101 for the treatment of East African HAT and, even if PAX-101 is approved by the FDA, there can be no assurance that we will receive a PRV. For more information on the PRV process and how we may benefit from it, see the section of this Annual Report on Form 10-K. “Item 1. Business – Governmental Regulation  - The Priority Review Voucher Program.”

Development Pipeline

The following table summarizes our current product candidate and indication pipeline.

PAX-101 (intravenous suramin)

Our lead product candidate under development is PAX-101, an intravenous formulation of suramin, which we are developing for multiple indications, including East African HAT, ASD, and ME/CFS.

The most advanced indication for which we are developing PAX-101 is for treatment of “Stage 1” Trypanosoma brucei rhodesiense (East African) HAT, the stage of the clinical course of HAT in which the parasite is found in the peripheral circulation, but it has not yet infiltrated the CNS. We maintain exclusively licensed worldwide rights to patient-level data on the use of suramin in the treatment of Stage 1 East African HAT, which we intend to leverage for demonstration of the safety and efficacy of PAX-101. We have met with the FDA in three formal meetings regarding the execution and development of PAX-101 for this indication. Pursuant to those conversations, and to satisfy the FDA’s requirement of demonstrating substantial effectiveness, we conducted a new prospective clinical trial. We completed an analysis and presentation of retrospective data from East African HAT patients previously treated with suramin from 2000 to 2020, for which we have the exclusive license, in July 2023. In addition to these retrospective data, we will also complete preclinical and clinical safety studies to support submission of an NDA for PAX-101’s East African HAT indication. We expect that such work will be completed over the next 10 months, with the intention of filing an NDA in late 2024 or in the first half of 2025. Additionally, we are completing the development of a proprietary supply chain of drug substance and drug product which will form the basis of our NDA filing. Without establishing this supply chain, we will not be able to submit an NDA for the East African HAT indication. See “Manufacturing” for additional information about our expected timeline for establishing our supply chain. In November 2020, the FDA granted orphan drug designation to PAX-101 for the treatment of East African HAT. It is expected that PAX-101, if approved by the FDA for the East African HAT indication, will qualify for new chemical entity exclusivity (providing sole marketing rights in the United States to the Company with respect to any product that contains suramin for up to seven years), in addition to orphan drug exclusivity, and potentially a tropical disease PRV. However, even if PAX-101 is approved by the FDA for the East African HAT indication, there can be no assurance that we will receive a tropical disease PRV.

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Phase 2 Clinical Trial

Our lead neurologic indication for PAX-101 is for use in treating core symptoms of ASD. In 2021, we conducted a Phase 2 clinical trial at six sites in South Africa with respect to this indication (the “Phase 2 Trial”). The trial was a randomized, double-blind, placebo-controlled design, where we studied two doses of drug versus placebo over a 14-week treatment period. Dosing was at baseline and at the end of weeks 4 and 8. The study population included a patient population with diverse ethnicity and a mean age of approximately 8.4 years. Forty-four of the fifty-two enrolled subjects completed the study, with five withdrawals due to COVID-19 lockdowns, one for an adverse event and three for other reasons. The study evaluated a number of different clinically validated endpoints used in the assessment of the core symptoms of ASD. The primary endpoint of the study was the change between baseline and Week 14 in the Aberrant Behavior Checklist (“ABC”) composite score of core symptoms (“ABC Core”) including ABC-II (lethargy/social withdrawal), ABC-III (stereotypy) and ABC-V (inappropriate speech).

PAX-101 10mg/kg demonstrated greater improvement through the 14-week treatment period compared to placebo in several assessment measures, including the ABC Core and the Clinical Global Impression - Global Improvement Scale (“CGI-I”). At Week 14, there was a mean improvement from baseline of 12.3 points in the ABC Core in subjects on 10 mg/kg vs. 8.4 points in subjects on placebo (p=0.37). The study was not fully powered for efficacy. However, at Week 14, the subjects treated with 10 mg/kg of PAX-101 demonstrated a mean improvement from baseline in the CGI-I overall symptom severity score of 2.8 points versus 1.7 points on placebo. This change in CGI-I was statistically significant (p=0.016). An improvement in the CGI-I overall symptom severity score of 2 points or more is generally considered to be a clinically relevant change. Certain key subpopulations demonstrated even further improvements on these and other assessments. This trial was designed as a robust dose-ranging study to confirm and expand upon the initial data from a prior-published single dose, single site, pilot study, but was not designed to demonstrate statistical significance across all efficacy endpoints.

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The full analysis included data from primary, secondary, and exploratory endpoints evaluated in the trial, safety and laboratory data, and an analysis of the pharmacokinetic data. In July 2021, we completed a pre-IND meeting with the FDA to review the results of this trial where we agreed to obtain additional information about the pharmacokinetic profile of PAX-101 in children in different age groups. We intend to meet with the European Medicines Agency (the “EMA”) and refine the program’s development plan for global registration based on additional work required. We intend to seek permission from South African regulatory authorities for an additional PAX-101 study in South Africa to develop additional data in younger female subjects and other protocol refinements before submitting an IND to the FDA, which we currently expect to do in 2024 or 2025. We are also conducting pre-clinical and other required toxicologic studies to support this IND submission.

Phase 3 Clinical Trial

The PAX-HAT-301 study is a retrospective, non-randomized, externally controlled, interventional efficacy and safety study comparing medical records data from a cohort of patients with Stage 1 Trypanosoma Brucei Rhodesiense (S1 TBR HAT) evaluated and treated from about 2000 – 2020 at one medical site in Uganda and two medical sites in Malawi (referred to as the suramin-treated cohort), with medical records data from a cohort of patients from 1900-1910 evaluated and treated during the TBR HAT epidemic in Uganda (referred to as the natural history cohort). These records included data from a few weeks of hospitalization while they were being evaluated and the diagnosis of TBR HAT confirmed. As their conditions began to deteriorate, patients were often treated with arsenic or related compounds, sent to a Sleeping Sickness Hospital, or sent home to die with their families. The natural history records do not include long term outcomes data for many of the patients. The study was designed in consultation with the U.S. Food and Drug Administration (FDA) and to ensure that the historical control group of patients had TBR HAT (not the chronic TBG form) and were in Stage 1 of the disease.

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The primary objective of the study was to determine whether standard of care treatment with suramin, as currently practiced in Uganda and Malawi, from 2000-2020, led to better health outcomes in patients with S1 TBR HAT, than outcomes observed in a natural history cohort from the epidemic >100 years ago. The secondary objective was to evaluate the safety and tolerability of suramin. The primary endpoint of the study was survival and not meeting any of the supportive descriptive criteria (i.e., death, progression of the disease from Stage 1 to Stage 2, or becoming “moribund” [discharged to a sleeping sickness hospital, physician or patient giving up hope, or being close to death with no hope of recovery]). An independent study adjudication committee was established to review the suramin-treated and natural history cases for study eligibility, and to confirm the clinical endpoints. The committee was comprised of three physicians experienced in the treatment of TBR HAT in Malawi and Uganda.

The PAX-HAT-301 Study Results

The outcomes observed in the suramin-treated cohort were both statistically significant and clinically meaningfully different from the outcomes observed in the natural history cohort. The suramin-treated patients had a far lower rate of death or progression to Stage 2 compared with the natural history cohort. In addition, many of the longer-term outcomes from the natural history cohort pointed towards death as the inevitable outcome of TBR HAT without the benefit of suramin treatment.

In the study population there were 349 patients, 145 in the suramin-treated cohort and 204 patients in the natural history cohort. There were 121 suramin-treated and 42 natural history patients with sufficient data and that met all eligibility criteria for the primary analysis. The suramin-treated patients had a mean age of 31.1 years (range from 2 to 85 years) and 64% male. The natural history patients had a mean age of 22 (range from 3 to 40 years) and 79% male. Racial and ethnicity data were not available and weight was only available for about half of the suramin-treated patients.

The suramin-treated patients presented with a variety of commonly reported HAT related symptoms. The most common symptoms were fever/chills, severe headache, aching joints, extreme fatigue, and swollen lymph nodes. The natural history cohort patients had presenting symptoms recorded in 27/42 (64%) of cases. The reported symptoms were similar including headache, “feeling ill”, drowsiness, cough, weakness, chest pain, diarrhea, and enlarged lymph nodes. One suramin-treated patient tested positive for HIV (only 23% tested) and 16/76 (21%) of patients tested were positive for malaria. No comparable data is available for the natural history cohort.

The outcomes for the two cohorts differed substantially. Of the suramin patients, 114 (94%) survived and successfully completed the treatment. Three patients (2%) had “Other” listed as the reason for stopping suramin treatment and 4 (3%) had no reason for stopping suramin treatment recorded. No patients required rescue medications for progression from Stage 1 to Stage 2.

In the natural history cohort, 6 (14%) were recorded as cured, improved, or discharged. Three (7%) patients died, 10 (24%) experienced clinical worsening, and 17 (40%) achieved moribund status (near death and in terminal clinical decline). It is anticipated that if all of these patients were followed for up to 6 months, that nearly all of them would have died.

The primary efficacy analysis revealed that the health outcomes in the suramin-treated cohort were statistically significantly better than those in the natural history cohort. According to the definition of the primary endpoint, the proportion of patients in the suramin-treated group that was alive and not meeting any supportive descriptive criteria of death, any clinical worsening or moribund status was 92% vs. 50% in the natural history cohort. The estimated proportion (95% CI) was 0.442 (0.277, 0.600). The two-sided p-value for the Fisher’s exact test was <0.001

Type-B and Type-C Meetings for HAT-301

On October 26, 2023, we completed a type-B meeting with the FDA, where we discussed the results of our recent data from our PAX-HAT-301 study of suramin in HAT. On June 27, 2024, we completed a type-C meeting with the FDA, where we discussed our CMC regulatory guidelines for our PAX-101 candidate. We received constructive feedback which will aid in the completion of the remaining work necessary to file a New Drug Application expected in the second half of 2024. Most of the work to achieve this important milestone will focus on completing the production of commercial lots of PAX-101 under CMC regulatory guidelines, which concluded in the first half of 2024.

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Registry Study

Clinical Trial of Suramin for Management of ASD

In 2017, the Suramin Autism Treatment (“SAT-1”) trial, a double-blind, placebo-controlled, translational pilot study to examine the safety and activity of low-dose suramin in children with ASD, was completed by Naviaux et al. (2017) at the University of California, San Diego. The study included 10 boys aged 4-17 who lived in the San Diego, California area. None of the boys were less than the 5th percentile in weight for their age, on prescription medications, or had laboratory evidence of liver, kidney, heart, or adrenal abnormalities. Additionally, boys who lived more than 90 minutes from the testing site were excluded from the study to prevent bias due to aberrant behavior resulting from extended travel to and from the University. Boys who had ASD due to a DNA mutation or a chromosomal copy number variation were also excluded from the study. The boys’ parents were instructed to maintain the boys’ current therapies (e.g. supplements, speech, and behavioral therapies) throughout the course of the study.

The trial consisted of a treatment arm of five boys and a placebo arm of five boys. All 10 boys received a 50 mg test dose of suramin in 5 mL of saline or 5 mL of saline only, followed by a 10 mL saline flush. One hour later, boys in the treatment arm received 20 mg/kg of suramin, less the 50 mg test dose, in 50mL of saline, up to a maximum of 1 g, and boys in the placebo arm received 50 mL of saline, each administered intravenously. A 10 mL saline flush followed the second dose’s administration as well.

In the SAT-1 study, the mean age was 9.1 years (range: 5-14 years), the mean nonverbal Leiter IQ was 80 (range: 66-92), and the mean ADOS-2 comparison score was 9.0 (range: 7-10).

No serious toxicities (common terminology criteria for adverse events grades three through five) were encountered. Peripheral neuropathy was not noted in the subject patients. Free cortisol, hemoglobin, white blood cell count, platelets, liver transaminases, creatinine, and urine protein levels were not statistically significantly different among the boys in the treatment arm and those in the placebo arm.

All five boys who received suramin experienced a self-limited, evanescent, asymptomatic, fine macular, patchy, morbilliform rash over 1%-20% of their body that peaked one day after infusion and disappeared without intervention between days two and four after infusion. No serious adverse events were encountered. On review by an independent data and safety monitoring board, no safety concerns were noted.

		Difference						Difference
Instruments Factor or	Treatment	from baseline						from baseline
behavior	(days)	(mean ± SD)	95% CI	d	N	P	P	(mean ± SD)	95% CI	d	N	P	p
Primary outcomes ADOS-2 Comparison	45	-1.6 ± 0.55	-2.3 to -0.9	2.9	5	0.0028	0.038	-0.4 ± 0.55	-1.1 to + 0.28	0.7	5	0.18	0.16
Raw	45	-4.6 ± 1.9	-7.0. to -2.2	2.4	5	0.0062	0.039	-0.4 ± 1.8	-2.7 to +1.9	0.22	5	0.65	0.58
Social	45	-3.2 ± 1.9	-5.6 to -0.8	2.4	5	0.020	0.043	0.0 ± 1.7	-2.2 to +2.2	0	5	0.99	0.71
Rest/Rep	45	-1.4 ± 0.89	-2.5 to -0.29	1.6	5	0.025	0.059	-0.4 ± 2.1	-3.0 to +2.2	0.19	5	0.69	0.58
EOWPVT Vocabulary	45	-4.2 ± -8.3	-14.50 to +6.1	-0.51	5	0.32	0.50	+2.0 ± 4.6	-3.8 to +7.8	0.43	5	0.39	0.50
Secondary Outcomes ABC Stereotypy	7	36 ± 2.1	-6.2 to -1.0	1.7	5	0.018	0.043	+0.4 ± 1.9	-2.0 to +2.5	-0.21	5	0.67	0.68
Stereotypy	45	-4.0 ± 2.3	-6.9 to -1.1	1.7	5	0.019	0.042	+1.0 ± 4.3	4.3 to +6.3	-0.23	5	0.63	0.69
ATEC Total	7	-10 ± 7.7	-20 to -0.46	1.3	5	0.044	0.043	+7.2 ± 14	-10 to +25	-0.51	5	0.32	0.35
Language	7	-2.2 ± 1.5	-4.0 to -0.36	1.4	5	0.021	0.059	0.0 ± 4.1	-5.0 to +5.0	0	5	0.99	0.89
Sociability	7	-3.6 ± 2.6	-6.8 to -0.36	1.4	5	0.025	0.063	-0.8 ± 2.8	4.3 to +2.6	0.29	5	0.55	0.58
Language	45	-2.0 ± 1.4	-2.7 to -0.49	1.4	5	0.034	0.059	-0.2 ± 2.9	-3.8 to +3.4	0.07	5	0.88	0.79
CGI Overall ASD	45	-1.8 ± 1.04	-3.4 to -0.15	1.7	5	0.05	n/a	0.0 ± 0.34	-0.55 to +0.55	0	5	0.99	n/a
E. Language	45	-2.0 ± 1.04	-3.6 to -0.35	1.9	5	0.01	n/a	0.0 ± 0.34	-0.55 to +0.55	0	5	0.99	n/a
Social Inter.	45	-2.0 ± 1.04	-3.6 to -0.35	1.9	5	0.01	n/a	0.0 ± 0.34	-0.55 to +0.55	0	5	0.99	n/a
RBQ Total	45	-3.2 ± 5.8	-10.4 to +4.0	0.55	5	0.28	0.22	-0.8 ± 3.3	-4.9 to 3.3	0.24	5	0.62	0.47

ADOS-2, autism diagnostic observation schedule, 2nd edition; EOWPVT, Expressive One-Word Picture Vocabulary Test; ABC, aberrant behavior checklist; ATEC, autism treatment evaluation checklist; CGI, clinical global impression survey; RBQ, repetitive behavior questionnaire; Restr/Rep, restricted or repetitive behaviors; Overall ASD Sx, overall ASD symptoms; E. Language, expressive language; Social Inter., social interaction. Analysis. ADOS, EOWPVT, ABC, ATEC, and RBQ scores were analyzed by paired analysis before and after treatment using each subject as their own control. CGI was analyzed by two-way ANOVA (symptom x time before and after treatment) with post hoc correction. Nonparametric P values were not calculated (n/a). Interpretation. ADOS, ABC, ATEC, CGI, and RBQ are severity score; negative differences from baseline reflect decreased severity, that is, improvement. EOWPVT is a performance score; negative differences reflect a decrease.

(1)	A positive Cohen’s d reflects improvement, and a negative d reflects a decrease by convention. Cohen’s d is likely an overestimate of the actual treatment effect based on the large mean differences and small standard deviations found before and after treatment in this small study.

(2)	p value from parametric paired t-test analysis.

(3)	p value from nonparametric paired Wilcoxon signed-rank sum analysis.

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Parents reported that, after suramin treatment, the rate of language, social, behavioral, and developmental improvements increased over three weeks, then gradually decreased toward baseline over the next three weeks. ADOS-2 comparison scores at six weeks improved by an average of -1.6 +/- 0.55 points (mean +/- SD; n= 5; 95% CI= -2.3 to -0.9; Cohen’s d = 2.9; P = 0.0028) (note: lower score associated with less concern). The mean ADOS comparison score in the suramin-treated group was 8.6 +/- 0.4 at baseline and 7.0 +/- 0.3 at six weeks. An improvement in ABC, Autism Treatment Evaluation Checklist, and Clinical Global Impression of Improvement scores was also noted among boys who received suramin.

PAX-102 (intranasal suramin)

PAX-102, a proprietary intranasal formulation of suramin, is also being developed for neurologic indications. The rationale for this program is the potential to better target the suramin molecule to the CNS, which may potentially allow us to deliver similar potency to that achieved using PAX-101 and reduce the dose needed and improve the tolerability profile of the drug, ultimately offering patients a more convenient delivery system versus intravenous infusion. We have developed a proprietary intranasal formulation, and based on our in vitro nasal membrane permeation studies using the cultured EpiAirway (Mattek) membrane model, as well as more targeted CNS delivery in vivo, we believe our intranasal formulation has the potential to demonstrate rapid and efficient uptake across the nasal membrane. We expect to move forward towards an Investigational New Drug application (an “IND”) on PAX-102 pending further funding or partnerships.

Suramin is not orally bioavailable and has historically been administered intravenously and at very high doses separated by a few days between infusions. Suramin intravenously administered in high doses for treatment and eradication of the parasite that causes East African HAT can cause significant side effects, including rash, nausea, vomiting, diarrhea, abdominal pain, and a feeling of general discomfort. Other side effects include skin sensations such as crawling or tingling sensations, tenderness of the palms and soles, numbness of the extremities, watery eyes, and photophobia. In addition, when administered in high doses or as a continuous infusion, suramin has been shown to cause nephrotoxicity and peripheral neuropathy. Regarding pharmacokinetics, suramin is approximately 99-98% protein bound in the serum and has a half-life of 41-78 days, with an average of 50 days. Also, it is not extensively metabolized and is eliminated by the kidneys.

Despite strong early results from early animal and human studies, we believe more research is needed to provide safe and effective delivery of APTs, such as suramin, for treating neurologic conditions. We believe it may be necessary to deliver appropriate levels of the drug in brain tissue while also minimizing blood and other tissue levels. While it is difficult to deliver drugs across the blood-brain barrier (the “BBB”), which is a natural protective mechanism of most mammals, including humans, such delivery is even more challenging for higher molecular weight compounds, such as suramin. A possible route to maximize delivery across the BBB is to use intranasal delivery to provide higher levels of a drug to the upper nasal mucosa to allow for nose-to-brain transport along the olfactory and trigeminal nerves. We believe our proprietary intranasal formulations and methods of delivering suramin to mammals have been shown, in in-vivo preclinical studies, to deliver suramin to the brain in ways that may reduce systemic exposure, and our development plan calls for clinical trials to test this potential for reduced systemic exposure in humans.

The PAX-101 and PAX-102 development programs in neurologic disorders may be filed with the FDA as a supplement to the initial 505(b)(2) NDA, assuming PAX-101 is approved for the treatment of East African HAT. As discussed in more detail below, a 505(b)(2) NDA is a special type of NDA that enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy of an existing or previously approved product, or published literature, in support of its application. 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Using a 505(b)(2) NDA, we expect to reduce the cost, time and risk that would otherwise be associated with bringing these programs to market. See “The 505(b)(2) NDA Regulatory Pathway” below for more information.

Early Program in Selective APTs

In addition to the PAX-101 and PAX-102 development programs, we have begun an early discovery program targeting the development of highly selective APTs. We have identified multiple compounds that are selective for certain purinergic receptor subtypes and have engaged in preclinical work with these compounds in an animal model of ASD. We expect to complete additional preclinical work and open an IND with respect to one or more of these compounds in 2025. In the future, we intend to pursue opportunities to develop products, either alone or in partnership with other pharmaceutical companies, related to these APTs.

In June 2023, we entered into a Research Collaboration Agreement with PoloMar Health (“PoloMar”) for Phase II clinical trial in Autism Spectrum Disorder (ASD) for emodin, is a naturally occurring anthraquinone derivative. In 2019, we completed several in vivo animal studies in a mouse model of autism and demonstrated positive results for emodin in several measures of cognition, memory, and behavior. These findings were the basis of a patent filing that was initiated that same year by the Company. PoloMar will be the sponsor of the U.S.-based trial for a potential non-prescription treatment for Autism Spectrum Disorder (ASD), and will, provide the funding for the trial. Under the terms of the agreement PoloMar retains rights to develop and commercialize any non-prescription supplement form of the product, while we retain exclusive rights to develop and commercialize a highly purified form of emodin as a prescription pharmaceutical product following FDA and other regulatory authorities’ guidance.

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Our Markets

Market for ASD

According to the U.S. Centers for Disease Control and Prevention (the “CDC”), ASD affects between 1% and 2% of the world’s population, including more than 3.5 million people in the United States. Prevalence of autism in eight-year-old U.S. children increased by approximately 316% from 2000 (1 in 150) to 2020 (1 in 36).

No pharmacological therapies exist for the treatment of the core symptoms of ASD, such as lethargy/social withdrawal, stereotypy, or repetitive or ritualistic behaviors, and inappropriate speech. Pharmacological therapies that have been approved to date, such as aripiprazole and risperidone, only treat the non-core symptom of irritability associated with ASD. There are also a number of new therapies for ASD in development by small and large companies with variable levels of clinical data, although none has proven efficacy and safety in large, randomized and controlled trials.

The global ASD therapeutics market is projected to grow from $2.01 billion in 2023 to $3.42 billion by 2030, at a CAGR of 7.9%, according to a research report by Fortune Business Insights. We believe a drug that can demonstrate strong safety and efficacy in the treatment of the core symptoms of ASD would generate strong market demand because there are no comprehensive treatment options available to address these important aspects of this condition.

Market for FXAS and FXTAS

Fragile X-associated tremor/ataxia syndrome (FXTAS) is a condition that specifically impacts Fragile X premutation carriers, typically manifesting in individuals aged 55 and above. This neurological disorder, akin to other prevalent adult-onset conditions like Amyotrophic Lateral Sclerosis (ALS or Lou Gehrig’s disease), underscores its significance in the realm of neurodegenerative diseases. The estimated prevalence of FXTAS is approximately 1 in 8,000 males aged 50 and above within the general population.

Despite its impact, there are currently no medications available to halt or decelerate the progression of FXTAS. Neurologists commonly resort to prescribing medications tailored to the specific symptoms exhibited by individual patients. Notably, the management of FXTAS symptoms involves the use of medications such as primidone, gabapentin, topiramate, levetiracetam, amantadine, buspirone, varenicline, and riluzole, which have demonstrated efficacy in a limited number of patients. Furthermore, in cases where FXTAS patients exhibit symptoms resembling Parkinson’s disease, carbidopa/levodopa may be recommended. The absence of targeted therapies emphasizes the pressing need for continued research and the development of interventions to address the unique challenges posed by FXTAS.

Market for ME/CFS

Prior to the COVID-19 pandemic, little attention had been paid to a potentially related post-acute infection disorder known as ME/CFS which, in light of the recent observation and identification of LCS, has received renewed interest in the medical and patient advocacy community. Like LCS, ME/CFS sufferers have nearly identical physical symptoms which in extreme cases have been documented to last for years, resulting in affected individuals becoming house-, if not bed-bound. Suicidality is also a common concern of clinicians who care for these patients. The cause of ME/CFS is unknown but research points to the possibility that many cases of ME/CFS resulted from a prior viral infection, which may or may not have had overt physical symptoms at the time, and an immune response to this infection that continues to induce an inflammatory response, despite the lack of any virus or similar infectious invader. Although some ME/CFS sufferers can and do tolerate some ME/CFS symptoms, many seek help through various unproven diets, supplements and prescription drugs. In some cases, complex spinal fusion therapy has been shown to be beneficial for ME/CFS patients whose symptoms may be related to recovery from physical trauma.

There is significant opportunity within the global ME/CFS market. ME/CFS can cause significant impairment and disabilities that have negative economic consequences at both the individual and the societal level. At least one-quarter of ME/CFS patients are house- or bed-bound at some point in their lives. The direct and indirect economic costs of ME/CFS to society have been estimated at $17 to $24 billion annually, $9.1 billion of which has been attributed to lost household and labor force productivity.

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Market for East African HAT

The market for using PAX-101 to treat East African HAT is expected to be largely restricted to Sub-Saharan Africa, where suramin is already in use for Stage 1 East African HAT. Further, we may donate product for use in this indication to the WHO, either as a replacement for current limited supplies or as a supplementary source of suramin, if the WHO requests us to do so. If we obtain a U.S. approval for PAX-101 to be used in the treatment of East African HAT, we could potentially qualify to earn a tropical disease PRV from the FDA, which we would intend to monetize to raise funds to support the later-stage development and commercialization of PAX-101 and PAX-102 in the treatment of ASD, and ME/CFS. The estimated total cost to gain FDA approval, if any, for the HAT indication and qualify for the PRV is estimated to be between $11.0 to $13.0 million, with some portion of these expenses shared across our pipeline indications and formulations programs that would extend beyond the initial HAT approval, if any. There can be no assurance that we will receive a PRV, and even if we do obtain a PRV, there can be no assurance that we will receive sufficient funds from its sale to fund the clinical and commercial development of our drug candidates. If we are unable to obtain a PRV, or if the amount we obtain from its sale is insufficient to fund our operations, we may be required to fund the later-stage development and commercialization of PAX-101 and PAX-102 in the treatment of ASD, and ME/CFS through sales of our equity or debt securities, strategic collaborations with third parties or other similar transactions.

Manufacturing Activities

The synthesis of PAX-101 is a complex multi-step process and involves a global supply chain. We do not own or operate manufacturing facilities for the production of PAX-101, nor do we have plans to develop our own manufacturing facility for clinical or commercial manufacture of PAX-101 in the foreseeable future. We depend on third-party Contract Manufacturers (“CMOs”) and Contract Laboratories (“CLOs”) to manufacture and test all our critical intermediates, as well as our active pharmaceutical ingredients. We will utilize clinical service organizations to package, label and distribute clinical trial quantities of PAX-101. In 2019 and 2020, we entered into multiple agreements with CMOs for the development and cGMP- compliant production of suramin for use in our clinical trials and to support the future commercial supply chain of PAX-101. Pursuant to these agreements, we have paid upfront fees to our CMOs and will be required to make additional payments upon various milestones throughout the project.

There was no readily available source of suramin for use in clinical trials in the United States. There is currently one manufacturer of suramin, Bayer, which does not manufacture suramin on a regular basis and, when it does, generally only manufactures small quantities in response to outbreaks of HAT. We have engaged two independent contract development manufacturing organizations to develop, validate and scale our supply chain for suramin and the shelf stable drug product that is ultimately distributed to pharmacies.

We completed the necessary steps to begin producing suramin in late 2023 and began the final development phase in November 2023, including the production and final release testing process, that will produce suramin for both clinical and registrational purposes. We have produced suramin API and delivered initial batches for animal testing and we anticipate delivering suramin API for final drug product development in the third quarter of 2023. Development, validation and scaling of the final drug product manufacturing was initiated in the first half of 2024 and drug product has been placed on stability testing immediately following Quality Control release. We estimate expenses required to complete the remaining to be between $1.0 million and $1.1 million.

We continue to explore alternative manufacturing sources and partnerships in an effort to ensure that we will have an uninterrupted supply chain and maintain sufficient manufacturing capacity in order to meet potential demand for any of our product candidates. We plan to work with our CMOs to establish and safeguard our supply chain for any products we successfully develop. We cannot guarantee, however, that our efforts to develop and maintain such an uninterrupted supply chain will be successful and, until we have a reliable supply, our clinical trial progress will continue to be delayed, including delaying our NDA filing for the HAT indication until we have sufficient supply. Unless and until we can complete the NDA for the HAT indication, we will not be eligible for a priority review voucher.

To comply with FDA requirements for approval of our pharmaceutical products, we will audit all of our CMOs and CLOs to ensure they are compliant with cGMP, including with respect to their document control procedures, manufacturing facilities, environment, and equipment, quality control procedures, quality assurance procedures, and personnel management policies (together, “Quality Systems”). These Quality Systems must be qualified and approved by the FDA prior to approval and release of product on an ongoing basis.

Sales and Marketing

We currently have no marketing, sales or distribution capabilities. In order to market and sell products that are approved for commercial sale, we must either develop our own sales, marketing and distribution infrastructure or collaborate with third parties that have such commercial infrastructure and relevant marketing and sales experience. We will consider the merits of developing our own sales, marketing and distribution infrastructure for the U.S. market. If we elect to develop our own sales and marketing organization, we do not intend to begin to hire sales and marketing personnel unless and until any of our product candidates are in Phase 3 clinical trials or closer to NDA submission, and we do not intend to establish our own sales organization in the United States unless and until shortly prior to FDA approval of PAX-101 or any of our other product candidates for neurologic indications. We do not intend to establish a sales organization for selling PAX-101 as a treatment for East African HAT in any market. Therefore, at the time of our anticipated commercial launch of PAX-101, assuming regulatory approval of the drug by the FDA for neurologic indications, any sales and marketing team, if we decide to have one, will have worked together for only a limited period of time.

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In June 2023, we entered into an exclusive specialty benefit manager agreement with Vox Nova, LLC (“Vox Nova”) pursuant to which Vox Nova will act as the exclusive United States distributor for PAX-101 for a period of up to seven years. Vox Nova will provide certain distribution management, pharmacy benefit management, sales and supply monitoring services to us with respect to PAX-101, in the event PAX-101 receives FDA approval. The distribution agreement also provides for an exclusivity fee payable to us of up to $2.0 million, of which we have received $0.5 million, with the remainder payable in installments based on various time and regulatory approval parameters.

Competition

The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions. Many of these competitors have far greater human and financial resources and may have product candidates in more advanced stages of development. Furthermore, these competitors’ products will likely reach the market before our product candidates. Competitors may also develop products that are more effective or safe, less expensive or that have better tolerability or provide for more convenient administration. Although we believe that our intellectual property, experience and knowledge in our areas of focus provide us with competitive advantages, these potential competitors could reduce our commercial opportunities.

Competition for PAX-101 in ASD

There is currently no known cure for ASD, and no FDA approved medication to treat the core symptoms of ASD. We are aware, however, of several companies that are working to develop drugs that might compete against our product candidates. Our current and potential competitors in ASD include CureMark LLC, which is in Phase 3 studies for CM-AT for ASD, Yamo Pharmaceuticals, which is in Phase 2 studies for LI-79 for ASD, GW Pharmaceuticals, which is in Phase 2 studies for Cannabidivarin for ASD, Harmony Biosciences, which is in Phase 3 studies for CBD gel for ASD, QBioMed, which is developing a preclinical asset called QBM-001 for rare pediatric nonverbal ASD, Kuzani Therapeutics, Inc., which has announced that it is in clinical development for the treatment of the core symptoms of ASD in children, and Axial Therapeutics, which is in Phase 2 studies for AB-2004 for irritability in ASD. There are two treatments that have been approved by FDA to treat the non-core symptom of irritability in ASD: Risperdal® (risperidone) and Abilify® (aripiprazole). Both risperidone and aripiprazole are generic medications. For more information relating to competition risks, please see “Risk Factors - General Company-Related Risks - We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.”

Competition for PAX-101 in East African HAT

Sanofi, DNDi and the HAT-r-ACC consortium have developed Fexinidazole Winthrop as first oral treatment of acute form of sleeping sickness (rhodesiense). They received a positive opinion is for the treatment in adults and children six years of age or older and weighing at least 20 kg, of both first-stage (haemo-lymphatic) and second-stage (meningo-encephalitic) Trypanosoma brucei (T.b.) rhodesiense sleeping sickness from the European Medicines Agency (EMA) Committee for Medicinal Products for Human Use (CHMP). In June 2024, WHO added a recommendation to use Fexinidazole to treat first and second stage HAT caused by Trypanosoma Brucei rhodesiense (TBr) in patients over 6 years old and over 20kg of body weight who have milder forms of the infection. Suramin remains on the list of recommended drugs to treat stage 1 TBr infections.

Competition for PAX-101 in ME/CFS

For treatment of ME/CFS, AIM ImmunoTech has an approval for rintatolimod in Argentina, and is in development for the drug in the US.

Research and Development

We spent approximately $1.9 million and $3.9 million during the periods ended June 30, 2024 and December 31, 2023, respectively, on research and development activities, which activities have been undertaken by our CROs and other third-party vendors. These expenses include cash and non-cash expenses related to the development of our clinical and pre-clinical programs. From time to time, as needed, we will employ consultants to support our various business and research and development activities.

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for product candidates and any of our future product candidates, novel discoveries, product development technologies and know-how; to operate without infringing on the proprietary rights of others; and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing on or in-licensing U.S. and foreign patents and patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trademarks, trade secrets, know-how, continuing technological innovation, regulatory and marketing exclusivity such as orphan drug exclusivity, and potential in-licensing opportunities to develop and maintain our proprietary position.

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As of the date of this prospectus, we own rights to at least four families of patent applications (discussed further in the following three paragraphs). Our patent applications related to our product development candidates currently in development are projected to expire no earlier than 2040, not including any patent term adjustments, patent term extensions, supplementary protection certificates, or other term extensions that might be available in a particular jurisdiction. We also plan to file further patent applications covering our technology and products. Additionally, we own the exclusive rights to patient data in certain East African hospitals that is necessary for our HAT NDA filing.

On May 2, 2020 we filed PCT international patent Application No. PCT/US2020/031217 entitled Compositions and Methods for Treating Central Nervous System Disorders. This application claims priority to US Provisional Patent Application Serial No. 62/858,621, filed on June 7, 2019. The PCT application published as WO 2020/247127 on December 10, 2020. The PCT patent application relates to compositions and methods for treating cognitive, social, or behavioral disabilities, and neurodevelopmental disorders. These disabilities and disorders include, ASD and other central nervous system disorders such as fragile X syndrome (FXS), fragile X-associated tremor/ataxia syndrome (FXTAS), chronic fatigue syndrome (CFS), and post-traumatic stress syndrome (PTSD). The patent application also includes further embodiments of ASD selected from autistic disorder, childhood disintegrative disorder, PDD-NOS, and Asperger syndrome. This patent application also relates to compositions for delivering a therapeutically effective amount of an APT, for example suramin, and pharmaceutically acceptable salts, esters, solvates, and prodrugs of these agents. In some embodiments, the APT is delivered by intranasal administration. All designated states (all PCT treaty member countries) were selected upon filing of the PCT patent application. National and regional stage applications have been filed in and are pending in the United States, Australia, Canada, China, the European Patent Office, Israel, and Japan. The application has also been registered in Hong Kong off of the Chinese application.

On October 20, 2021 we filed two PCT international patent applications. The first of these two PCT patent applications is PCT international patent Application No. PCT/US2021/055908 which is entitled Intranasal Administration of Suramin for Treating Nervous System Disorders. This application claims priority to US Provisional Patent Application Serial No. 63/104,350, filed on October 22, 2020. The PCT application published as WO 2022/087174 on April 28, 2022. This PCT patent application relates to methods and compositions for the intranasal administration of suramin for treating cognitive, social, or behavioral disabilities, and neurodevelopmental disorders. All designated states (all PCT treaty member countries) were selected upon filing of the PCT patent application. National and regional stage applications have been filed in and are pending in the United States, Australia, Canada, China, the European Patent Office, Israel, and Japan. The application has also been registered in Hong Kong off of the European Patent application. The second of these two PCT patent applications is PCT international patent Application No. PCT/US2021/055911 which is entitled Administration of Antipurinergic Compositions for Treating Nervous System Disorders. This application claims priority to US Provisional Patent Application Serial No. 63/104,357, filed on October 22, 2020. The PCT application published as WO 2022/087176 on April 28, 2022. This PCT patent application relates to methods and compositions for the administration of antipurinergic compositions for treating cognitive, social, or behavioral disabilities, and neurodevelopmental disorders. All designated states (all PCT treaty member countries) were selected upon filing of the PCT patent application. National and regional stage applications have been filed in and are pending in the United States, Australia, Canada, China, the European Patent Office, Israel, and Japan. The application has also been registered in Hong Kong off of the European Patent application.

On August 22, 2022 we filed PCT international patent Application No. PCT/US2022/041050 entitled Methods for Treating Central Nervous System Disorders with Antipurinergic Agents. This application claims priority to US Provisional Patent Application Serial No. 63/236,155, filed on August 23, 2021. The PCT application published as WO 2023/027994 on March 2, 2023. The application relates to further aspects of our work for the administration of the antipurinergic agents based on pharmaco-kinetic/pharmaco-dynamic parameters and other learnings from our pre-clinical and clinical work. All designated states (all PCT treaty member countries) were selected upon filing of the PCT patent application. National and regional stage applications have been filed and are pending in the United States, Australia, Canada, China, the European Patent Office, Israel, and Japan. The deadline for a Hong Kong registration based on the European Patent Patent Office and Chinese applications is November 15, 2024 and November 28, 2024, respectively.

While we seek broad coverage under our existing patent applications, there is always a risk that an alteration to our products or processes may provide sufficient basis for a competitor to avoid infringing our patent claims. In addition, patents, if granted, expire and we cannot provide any assurance that any patents will be issued from our pending or any future applications or that any potentially issued patents will adequately protect our products or product candidates.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a period due to delay by the USPTO in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following the date of FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective non-provisional filing date. However, the actual protection afforded by a patent varies on a product-by- product basis, from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

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Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies for our products or processes, or to obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future products may have an adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference or derivation proceedings in the USPTO to determine priority of invention.

We are aware of PCT international patent application PCT/US2018/017674, titled “Methods for Autism Spectrum Disorder Pharmacotherapy”, which lists Perfect Daylight Limited and The Regents of the University of California as Applicants, filed on February 9, 2018, published as WO 2018/148580 on August 16, 2018, and claiming priority to U.S. provisional patent application no. 62/457,120, filed on February 9, 2017. The patent application describes compositions of antipurinergic agents, such as suramin, and methods of use for treating cognitive developmental disorders and autism spectrum disorder. From publicly available databases, we are aware that a U.S. nonprovisional patent application of this PCT patent application, U.S. application Serial No. 16/537,397, was filed in the United States and was subsequently abandoned in favor of U.S. application Serial No. 18/323,375, filed May 24, 2023, which in turn was subsequently abandoned in favor of U.S. application Serial No. 18/414,171, filed January 16, 2024, which appears to have been subsequently abandoned in favor of U.S. application Serial No. 18/820,114, which was filed on August 29, 2024 and appears to be pending as of the date of this prospectus. The European equivalent of the application was granted as EP3579836 on December 15, 2021, and was validated in Belgium, France, Germany, Great Britain, Switzerland and Liechtenstein. A Chinese application, CN201880024535.9, is also pending. Because patent applications of PCT/US2018/017674 are still pending at least in the United States and China, it is not certain if any patents will ultimately issue from these applications nor is it possible to predict the resultant claim scope of any such issued patent. We will continue to monitor the prosecution of these patent applications from publicly available documents.

We are also aware of PCT international patent application PCT/US2018/017200, titled “Antipurinergic Compounds and Uses thereof,” which lists CSP Pharma, Inc. as Applicant, filed on February 7, 2018, published as WO 2018/148262 on August 16, 2018, and claiming priority to U.S. provisional patent application no. 62/456,438, filed on February 8, 2017. The patent application describes compositions and methods for treating neurodevelopmental disorders. The compositions contain an APT, such as suramin, and a carrier formulated for non-intravenous administration. The neurodevelopmental disorders include ASD. From publicly available databases, we are aware that a national phase application of this PCT patent application, U.S. application Serial No. 16/484,284 was filed in the United States. However, the US Patent Office issued a Notice of Abandonment on August 12, 2021 for applicant’s failure to respond to the office action of January 14, 2021. No further child applications are listed as pending.

We are also aware of PCT international patent application PCT/US2017/041932, titled “Diagnostic and Methods of Treatment for Chronic Fatigue Syndrome and Autism Spectrum Disorders,” which lists The Regents of the University of California as Applicant, filed on July 13, 2017, published as WO 2018/013811 on January 18, 2018, and claiming priority to U.S. provisional patent application nos. 62/ 464,369, filed on February 27, 2017 and 62/362,564, filed on July 14, 2016. The patent application describes biomarkers for diagnosing and predicting the development of chronic fatigue syndrome and methods of treating a mitochondrial disease or disorder, such as ASD, by administering an effective amount of an APT, such as suramin. Publicly available databases show no pending national or regional phase patent applications.

License Agreements

On October 10, 2018 and November 9, 2018, we obtained the rights to worldwide, exclusive licenses to the patient data from the Ministry of Health, Republic of Malawi (the “Malawi License Agreement”) and Lwala Hospital (Soroti, Uganda) (the “Lwala License Agreement”), respectively, in connection with the treatment of East African HAT patients.

Under each of the Malawi License Agreement and the Lwala License Agreement (collectively, the “License Agreements”), we obtained an exclusive worldwide license to the medical data and information (in the form of patient medical files) related to patients who have been diagnosed with and/or treated for East African HAT. We intend to use these data to support our PAX-101 regulatory filings in the United States and Europe for the treatment of Stage 1 East African HAT. Pursuant to each of the License Agreements, we pay a fee to each licensor for its services in facilitating our access to, and analysis of, these data and we are obligated to make additional payments in the future based on the level of each licensor’s participation. As of the date of this prospectus, we have paid an aggregate of $32,747 under the License Agreements. Each of the License Agreements has an indefinite term, but may be terminated by each party thereto upon material breach of the other party, if such breach is not remedied by the breaching party within 30 days after being given notice of such breach by the non-breaching party. We anticipate that we will pay a total of approximately $50,000 during the life of the Malawi License Agreement, and a total of approximately $50,000 during the life of the Lwala License Agreement.

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Governmental Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. The pharmaceutical drug product candidates that we develop or acquire must be approved by the FDA before they may be marketed and distributed in the United States.

In the United States, the FDA regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act, and implementing regulations. Pharmaceutical products are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA and related enforcement activity could include refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a pharmaceutical product may be marketed in the United States generally involves the following:

●	Completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;

●	Submission to the FDA of an IND, which must become effective before human clinical studies may begin;

●	Performance of adequate and well-controlled human clinical studies according to the FDA’s GCP, to establish the safety and efficacy of the proposed pharmaceutical product for its intended use;

●	Submission to the FDA of an NDA for a new pharmaceutical product;

●	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the pharmaceutical product is produced, to assess compliance with cGMP, to assure that the facilities, methods and controls are adequate to preserve the pharmaceutical product’s identity, strength, quality and purity;

●	Potential FDA audit of the preclinical and clinical study sites that generated the data in support of the NDA; and

●	FDA review and approval of the NDAs.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources and approvals, and continued compliance is inherently uncertain.

Before testing any compounds with potential therapeutic value in humans, the pharmaceutical product candidate enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the pharmaceutical product candidate. These early proof-of-principle studies are done using sound scientific procedures and thorough documentation. The conduct of the single and repeat dose toxicology and toxicokinetic studies in animals must comply with federal regulations and requirements including good laboratory practices. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA has concerns and notifies the sponsor. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical study can begin. If resolution cannot be reached within the 30-day review period, either the FDA places the IND on clinical hold or the sponsor withdraws the application. The FDA may also impose clinical holds on a pharmaceutical product candidate at any time before or during clinical studies for various reasons. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical studies to begin, or that, once begun, issues will not arise that suspend or terminate such clinical study.

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Clinical studies involve the administration of the pharmaceutical product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the clinical study sponsor’s control. Clinical studies are conducted under protocols detailing, among other things, the objectives of the clinical study, dosing procedures, subject selection and exclusion criteria, how the results will be analyzed and presented and the parameters to be used to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND. Clinical studies must be conducted in accordance with GCP. Further, each clinical study must be reviewed and approved by an independent IRB at, or servicing, each institution at which the clinical study will be conducted. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical studies are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical study subject or his or her legal representative and must monitor the clinical study until completed.

Human clinical studies are typically conducted in three sequential phases that may overlap or be combined:

Phase 1: The pharmaceutical product is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients, with a goal of characterizing the safety profile of the drug and establishing a maximum tolerable dose (“MTD”).

Phase 2: With the maximum tolerable dose established in a Phase 1 trial, the pharmaceutical product is evaluated in a limited patient population at the MTD to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases, to determine dosage tolerance, optimal dosage and dosing schedule and to identify patient populations with specific characteristics where the pharmaceutical product may be more effective.

Phase 3: Clinical studies are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These clinical studies are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. The studies must be well controlled and usually include a control arm for comparison. One or two Phase 3 studies are usually required by the FDA for an NDA approval, depending on the disease severity and other available treatment options. In some instances, an NDA approval may be obtained based on Phase 2 clinical data with the understanding that the approved drug can be sold subject to a confirmatory trial to be conducted post-approval.

Post-approval studies, or Phase 4 clinical studies, may be conducted after initial marketing approval. These studies are often used to gain additional experience from the treatment of patients in the intended therapeutic indication. The FDA also may require Phase 4 studies, Risk Evaluation and Mitigation Strategies (“REMS”) and post-marketing surveillance, among other things, to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product.

Progress reports detailing the results of the clinical studies must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase 1, Phase 2 and Phase 3 clinical studies may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical study at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB’s requirements or if the pharmaceutical product has been associated with unexpected serious harm to patients.

Concurrent with clinical studies, companies may complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the pharmaceutical product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the pharmaceutical product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final pharmaceutical product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the pharmaceutical product candidate does not undergo unacceptable deterioration over its shelf life.

The results of product development, preclinical studies and clinical studies, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the pharmaceutical product, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees. A waiver of such fees may be obtained under certain limited circumstances.

The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act (“PDUFA”), the FDA has 10 months after the 60-day filing date in which to complete its initial review of a standard review NDA and respond to the applicant, and six months after the 60-day filing date for a priority review NDA. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs. The review process and the PDUFA goal date may be extended by three months if the FDA requests or if the applicant otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

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After the NDA submission is accepted for filing, the FDA reviews the NDA application to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel pharmaceutical products or pharmaceutical products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the pharmaceutical product approval process, the FDA also will determine whether a REMS is necessary to assure the safe use of the pharmaceutical product. If the FDA concludes that a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS, if required.

Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites as well as the site where the pharmaceutical product is manufactured to assure compliance with GCP and cGMP. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. In addition, the FDA will require the review and approval of product labeling.

The NDA review and approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical studies are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA will issue a complete response letter if the agency decides not to approve the NDA. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical studies. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require Phase 4 testing which involves clinical studies designed to further assess pharmaceutical product safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

The 505(b)(2) NDA Regulatory Pathway

Most drug products obtain FDA marketing approval pursuant to a full Section 505(b)(1) NDA or an ANDA. A third alternative is a Section 505(b)(2) NDA, which enables the applicant to rely, in part, on studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference or use, such as the FDA’s findings of safety and/or effectiveness for a similar previously approved product, or published literature, in support of its application.

505(b)(2) NDAs often provide a path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the 505(b)(2) applicant can establish that reliance on the FDA’s previous approval is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

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The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. Thus approval of a 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant.

Expedited Development and Review Programs

The FDA has various programs intended to expedite or facilitate the process for developing and reviewing new pharmaceutical products that meet certain criteria. For example, new pharmaceutical products are eligible for fast track designation if they are intended to treat a serious condition and demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. Unique to a fast track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, if the FDA determines that the schedule is acceptable and if the sponsor pays any required user fees upon submission of the first section of the NDA.

Any product submitted to the FDA for market, including a fast track program, may also be eligible for other FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it is intended to treat a serious condition and it offers a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new pharmaceutical product designated for priority review in an effort to facilitate the review. Additionally, accelerated approval may be available for a product intended to treat a serious condition that provides meaningful therapeutic benefit over existing treatments, which means the product may be approved on the basis of adequate and well-controlled clinical studies establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on an intermediate clinical endpoint. As a condition of accelerated approval, the FDA may require the sponsor to perform adequate and well-controlled post-marketing clinical studies. In addition, the FDA currently requires pre-approval of promotional materials for products receiving accelerated approval, which could impact the timing of the commercial launch of the product. fast track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Post-Approval Requirements

Any pharmaceutical products for which we receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, cGMP compliance, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, prohibitions on promoting pharmaceutical products for uses or in patient populations that are not described in the pharmaceutical product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including adverse publicity, enforcement letters from the FDA, actions by the U.S. Department of Justice and/or U.S. Department of Health and Human Services’ Office of Inspector General, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available pharmaceutical products for off-label uses, manufacturers may not directly or indirectly market or promote such off-label uses.

We expect to rely on third parties for the production of clinical and commercial quantities of our products. Manufacturers of our products are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require, among other things, quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Pharmaceutical product manufacturers and other entities involved in the manufacture and distribution of approved pharmaceutical products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

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The Priority Review Voucher Program

The FD&C Act section 524, authorizes FDA to award priority review vouchers (PRVs) to sponsors of approved tropical disease product applications that meet certain criteria. In July 2020, the FDA updated its guidance providing information on the implementation of section 524 of the FD&C Act — Tropical Disease Priority Review Vouchers Guidance for Industry.

To qualify for a PRV, a sponsor’s application must be for a drug or biological product for the prevention or treatment of a “tropical disease,” must otherwise qualify for priority review, and must contain no active ingredient (including any salt or ester of an active ingredient) that has been approved in any other application under section 505(b)(1) of the FD&C Act or section 351 of the Public Health Services Act.

While the FDA aims to complete a standard review in about 10 months, a PRV may result in the acceleration of review and approval of a product candidate by up to four months. However, despite the issuance of a PRV, the FDA is not obligated to, and may not, accelerate the timing of a review.

The Food and Drug Administration Reauthorization Act of 2017 made changes to the eligibility criteria for receipt of a tropical disease priority review voucher. Applications submitted after September 30, 2017 must also contain reports of one or more new clinical investigations (other than bioavailability studies) that are essential to the approval of the application and conducted or sponsored by the sponsor. In addition, the applicant must provide in the application an attestation that such report(s) were not submitted as part of an application for marketing approval or licensure by a regulatory authority in India, Brazil, Thailand, or any country that is a member of the Pharmaceutical Inspection Convention or the Pharmaceutical Inspection Cooperation Scheme prior to September 27, 2007.

Once the sponsor obtains a PRV, the voucher can be used to obtain priority review designation for a subsequent application that does not itself qualify for priority review as described in the guidance.

HAT is on FDA’s current list of tropical diseases. We are not aware of any clinical trial activity in East African HAT, other than the activities we are conducting.

Exclusivity

Under various statutes, products approved by FDA may qualify for market exclusivity. For example, orphan drug exclusivity prevents, with some exceptions, FDA approval for seven years of another product with the same active moiety for the same rare disease. Hatch-Waxman exclusivity provides new chemical entities five years of protection against FDA approval of ANDAs relying on the application of the new chemical entity. Under another form of Hatch-Waxman exclusivity, products that are not new chemical entities may obtain three years of exclusivity against approval of ANDAs relying on the application of that product.

While we anticipate that we will be eligible to be awarded FDA market exclusivity for each program that we bring to market, there can be no certainty that any of our products will be eligible for or obtain any form of FDA exclusivity.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical product candidates for which we may obtain regulatory approval. In the United States and in markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part upon the availability of reimbursement from third-party payers. Third-party payers include government payers such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. The process for determining whether a payer will provide coverage for a pharmaceutical product may be separate from the process for setting the price or reimbursement rate that the payer will pay for the pharmaceutical product. Third-party payers may limit coverage to specific pharmaceutical products on an approved list, or formulary, which might not, and frequently does not include all of the FDA- approved pharmaceutical products for a particular indication. Third-party payers are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. A payer’s decision to provide coverage for a pharmaceutical product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, in the United States there is a growing emphasis on comparative effectiveness research, both by private payers and by government agencies. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals.

Our pharmaceutical product candidates may not be considered medically necessary or cost-effective. To the extent other drugs or therapies are found to be more effective than our products, payers may elect to cover such therapies in lieu of our products and/or reimburse our products at a lower rate.

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The marketability of any pharmaceutical product candidates for which we may receive regulatory approval for commercial sale may suffer if the government and third-party payers fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect this will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third- party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we may receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

International Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our future drugs. Whether or not we obtain FDA approval for a drug, we must obtain approval of a drug by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the drug in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or mutual recognition procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The mutual recognition procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

In addition to regulations in Europe and the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial distribution of our future drugs.

Employees and Human Capital

As of June 30, 2024, we had two full-time employees, one part-time employee, and two contract staff. Each of these employees is located in the United States.

We are subject to local labor laws and regulations with respect to our employees in the jurisdictions in which they are employed. These laws principally concern matters such as paid annual vacation, paid sick days, length of the workday and work week, minimum wages, pay for overtime, and insurance for workers’ compensation.

Our employees are not represented by a labor union, and it is our understanding that our relations with our employees are satisfactory.

Our values – high performance, compliance, integrity and collaboration – are built on the foundation that our people and the way we treat one another promote creativity, innovation and productivity, which spur the Company’s success. Providing market competitive pay and benefit programs, opportunities to participate in the success they help create, we create a culture in which all colleagues have the opportunity to thrive.

MANAGEMENT

Executive Officers

Our executive officers and their ages as of April 15, 2024 and positions with PaxMedica are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name	Age	Position
Howard J. Weisman	64	Chairman of the Board and Chief Executive Officer
Stephen D. Sheldon	44	Chief Financial Officer and Chief Operating Officer

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Our board of directors chooses our executive officers, who then serve at the discretion of our board of directors.

Howard J. Weisman. For a brief biography of Mr. Weisman please see “Directors.”

Stephen D. Sheldon has served as our Chief Financial Officer since July 2022. Since January 2015, Mr. Sheldon has served as the Chief Executive Officer of Indochina Healthcare Co. Ltd., a pharmaceutical company based in Thailand. Mr. Sheldon received a Bachelor of Arts in Computer Science and Visual Arts from Bowdoin College and a Master of Business Administration in Finance from Thunderbird School of Global Management.

Directors

Board Composition

Our board of directors currently consists of five members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with the terms of our certificate of incorporation, as amended (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”), our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Our directors are divided among the three classes as follows:

●	The Class I directors are Zachary Rome and Charles J. Casamento; their terms will expire at the annual meeting of stockholders to be held in 2026.
●	The Class II director is Karen LaRochelle; her term expires at this annual meeting of stockholders held in 2027.
●	The Class III directors are Howard J. Weisman and John F. Coelho; their terms will expire at the annual meeting of stockholders to be held in 2025.

Board Leadership Structure and Role of the Board in Risk Oversight:

Our board of directors has determined that our current leadership structure, in which the office of the chairman of the board of directors and chief executive officer are held by one individual and one of our independent directors is appointed to be lead independent director, ensures the appropriate level of oversight, independence and responsibility is applied to all board decisions and is in the best interests of PaxMedica and its stockholders. The lead independent director responsibilities include facilitating communication with the board of directors and presides over regularly conducted executive sessions of the independent directors or sessions where the chairman and chief executive officer is not present, serves as liaison between the chairman of the board and the independent directors, has the authority to call meetings of the independent directors, and performs such other duties as the board of directors may determine from time to time.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. While the board of directors oversees risk management, our management is responsible for our day-to-day risk management process. Our board of directors has an active role, directly and through its committee structure, in the oversight of our risk management efforts.

Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our Audit Committee serves to assist the board in performing its oversight responsibilities relating to our processes and policies with respect to identifying, monitoring, assessing, reporting on, managing and controlling our business and financial risk. The Audit Committee oversees, reviews, monitors and assesses (including through regular reports by, and discussions with, management), our processes and policies for risk identification, risk assessment, reporting on risk, risk management, risk control (including with respect to risks arising from our compensation policies and practices and in connection with the business and operations of its subsidiaries) and cybersecurity risks, and the steps that management has taken to identify, assess, monitor, report on, manage and control risks, including cybersecurity risks. The Audit Committee also discusses with management the balancing of risk versus reward for us and areas of specific risk identified by management and/or the Audit Committee.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

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Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of these committees operate under a charter that has been approved by our board of directors, which are available on our website.

Audit Committee. Our Audit Committee consists of Karen LaRochelle, John Coelho and Charles J. Casamento, with Mr. Casamento serving as the Chairman of the Audit Committee. Our board of directors has determined that the directors currently serving on our Audit Committee are independent within the meaning of The Nasdaq Marketplace Rules and Rule 10A-3 under the Exchange Act. In addition, our board of directors has determined that each of Ms. LaRochelle and Mr. Casamento qualifies as an audit committee financial expert within the meaning of SEC regulations and The Nasdaq Marketplace Rules.

The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our registered independent public accountants and reports to the board of directors any substantive issues found during the audit. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our registered independent public accountants. The Audit Committee reviews and approves all transactions with affiliated parties. The Audit Committee oversees, reviews, monitors and assesses (including through regular reports by, and discussions with, management), our processes and policies for risk identification, risk assessment, reporting on risk, risk management, risk control (including with respect to risks arising from our compensation policies and practices and in connection with the business and operations of its subsidiaries) and cybersecurity risks, and the steps that management has taken to identify, assess, monitor, report on, manage and control risks, including cybersecurity risks.

Compensation Committee. Our Compensation Committee consists of Karen LaRochelle, John F. Coelho and Charles J. Casamento, with Ms. LaRochelle serving as the Chairman of the Compensation Committee. Our board of directors has determined that the directors currently serving on our Compensation Committee are independent under the Nasdaq listing standards and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.

The Compensation Committee provides advice and makes recommendations to the board of directors in the areas of employee salaries, benefit programs and director compensation. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other officers and makes recommendations in that regard to the board of directors as a whole.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Karen LaRochelle, John F. Coelho, and Charles J. Casamento, with Dr. Coelho serving as the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee nominates individuals to be elected to the board of directors by our stockholders. The Nominating and Corporate Governance Committee considers recommendations from stockholders if submitted in a timely manner in accordance with the procedures set forth in our Bylaws and will apply the same criteria to all persons being considered. All members of the Nominating and Corporate Governance Committee are independent directors as defined under the Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Board and Committee Meetings and Attendance

Our board of directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During 2023 and thus far in 2024, each member of our board of directors attended all meetings of our board of directors and of all meetings of committees of our board of directors on which such member served that were held during the period in which such director served.

Board Attendance at Annual Meeting of Stockholders

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. All members of our board of directors attended our annual meeting in 2024.

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Karen LaRochelle has served on our board of directors since July 2020. Ms. LaRochelle’s career has focused on strategy and collaborations for pharmaceutical and biotechnology companies in the U.S., Europe and China including strategic collaborations, mergers and acquisitions and out-licensing. Ms. LaRochelle has served in multiple roles in the pharmaceutical industry, including as the Senior Vice President of Corporate and Business Development for WindMIL Therapeutics Inc., a biotechnology company, from January 2020 to June 2021, and the Chief Business Officer of PsiOxus Therapeutics, a biotechnology company, from October 2016 to May 2019. Ms. LaRochelle currently serves as the Chief Business Officer for Artax Biopharma Inc., a biotechnology company, a position she has held since January 2020; a Venture Partner for Advent Life Sciences LLP, a venture capital firm, a position she has held since January 2020; and as the Principal of LaRochelle Advisors, LLC, where she provides strategy and collaboration services to biotechnology companies, a position she has held since June 2013. From July 1993 to May 2013, Ms. LaRochelle worked at Bristol-Myers Squibb Co. (NYSE: BMY) in roles including Global Head of Negotiations and Head of Business Development in China, following earlier positions in alliance management, strategy, analysis and finance. Ms. LaRochelle currently serves on the Advisory Board for the Lehigh University P.C. Rossin College of Engineering. Ms. LaRochelle received her Master of Business Administration from Columbia University and a Bachelor of Science in Industrial Engineering from Lehigh University.

Zachary Rome has served as a member of our board of directors since March 2019. Mr. Rome served as our Chief Operating Officer since March 2019 until August 2023. Since January 2020, Mr. Rome has been a Partner in TardiMed Sciences, LLC (“TardiMed”) where he has co-founded and/or played an operating role in several life science startup companies. From February 2019 through January 2020, Mr. Rome served as a Principal at TardiMed. From February 2019 through May 2020, Mr. Rome served as the President and a member of the board of directors of Timber Pharmaceuticals, LLC (NYSE American: TMBR), a clinical stage biopharmaceutical company developing treatments for orphan dermatologic diseases which he co-founded in February 2019. From May 2020 to March 2022, Mr. Rome served as Chief Operating Officer of Timber and he served as a member of the board of directors of Timber from May 2020 until June 2022. Since August 2017, Mr. Rome has served as President of Patagonia Pharmaceuticals LLC, a specialty pharmaceutical company. Prior to that, Mr. Rome served as Patagonia’s Executive Vice President from August 2015 to August 2017 and as its Vice President, Business Development from December 2013 to April 2015. From 2011 to 2013, Mr. Rome served in various roles at Ascend Laboratories, a manufacturer and marketer of generic pharmaceuticals, and Crown Laboratories, a manufacturer and marketer of over-the-counter and prescription pharmaceuticals. Mr. Rome received a Bachelor of Science in Marine Science and Biology from the University of Miami and a Master of Science for Teachers in Adolescent Science Biology from Pace University.

Charles J. Casamento joined our board of directors in October 2022 and serves as our lead independent director. Mr. Casamento’s career has focused on marketing, business development and executive management in pharmaceutical, biotechnology and medical products companies. He has served in leadership roles most recently as Executive Director and a Principal of the Sage Group, a health care advisory firm specializing in business development transactions, since 2007. Prior to that, Mr. Casamento founded and served as the Chief Executive Officer of Questcor Pharmaceuticals, Inc., a biopharmaceutical company, from May 1993 through July 2004. He also co-founded Indevus Pharmaceuticals, Inc. (formerly Interneuron Pharmaceuticals, Inc.), a specialty healthcare solutions company, in March 1989 and most recently served as President and Chief Executive Officer of Osteologix, Inc., a specialty pharmaceutical company, from October 2004 through April 2007. Earlier in his career, he held senior positions at Genzyme Corporation, where he served as Senior Vice President and General Manager for Pharmaceuticals from January 1986 through March 1989; American Hospital Supply Corporation, where he served as Vice President of Business Development for the Critical Care Division from January 1983 through July 1985; Johnson & Johnson, where he served as Director of New Medical Products and Acquisitions from September 1979 through January 1983; F. Hoffmann-La Roche AG (Roche), where he served as Product Development Director from May 1977 through August 1979; and Sandoz International GmbH (Sandoz), where he served in various marketing, finance and business development positions from February 1970 through May 1977. Mr. Casamento currently serves on the boards of directors of Eton Pharmaceuticals, Inc. (Nasdaq: ETON), First Wave Biopharma, Inc. (Nasdaq: FWBI), and Relmada Therapeutics, Inc. (Nasdaq: RLMD), where he is the chairman of the board of directors. At various times during his career he has served on the boards of directors of fourteen public companies. He was a director and the vice chairman of the Catholic Medical Mission Board, a large not for profit international healthcare organization. Mr. Casamento received his Master of Business Administration from Iona College and a Bachelor of Science from Fordham University’s College of Pharmacy. From 1969 through 1993, Mr. Casamento was licensed to practice pharmacy in New York and New Jersey.

Howard J. Weisman has served as our Chairman of the Board since August 2023 and as our Chief Executive Officer since March 2020. Prior to joining PaxMedica, from September 2016 to September 2019, Mr. Weisman was the founder and served as Executive Chairman of the board of directors of Sofregen, Inc, a clinical stage biomedical device company developing products for use in reconstructive plastic surgery. From June 2013 to February 2020, Mr. Weisman served as a member of the board of directors of Promedior, Inc., a drug development firm. From February 2012 to January 2018, Mr. Weisman served as the CEO, President and a member of the board of directors of YourBio Health, Inc., a medical device company developing and commercializing FDA cleared products for human health diagnostics. From April 2010 to January 2012, Mr. Weisman served as an independent consultant advising both investors and operators in the pharmaceutical industry. Prior to that, from October 2006 to March 2010, Mr. Weisman was the founder and served as the CEO and Chairman of EKR Therapeutics, Inc., a commercial stage specialty pharmaceuticals company. From February 2001 to March 2005, Mr. Weisman was the founder and served as the COO and a member of the board of directors of ESP Pharma, a commercial stage specialty pharmaceuticals company. Prior to founding and operating specialty pharmaceutical companies, Mr. Weisman was first employed in 1988 by Merck and Co, Inc. (NYSE: MRK) and later in 1995 by Parke Davis/Warner Lambert (now Pfizer, Inc. (NYSE: PFE)) in various sales, marketing and business development roles. Mr. Weisman holds a Bachelor of Arts in Chemistry from Rutgers University and completed graduate courses in chemistry at Princeton University before entering the pharmaceutical industry.

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John F. Coelho joined our board of directors in May 2022. Dr. Coelho’s career has focused on enterprise medical strategy for global diversified pharmaceutical and biotechnology companies with assignments in the U.S., Europe and Asia spanning multiple therapeutic areas. He has served in leadership roles most recently as Senior Vice President of Medical Affairs for Sanofi in Paris from October 2018 to April 2020, Global Medical Strategy Leader for Merck and Co in the United States and Head of Asia based in Singapore from March of 2009 to November 2018, and as Global Medical Director at Pfizer Inc. from August 1996 to March 2009. He currently serves as Senior Medical Advisor for Lactiga, a preclinical biotherapeutics company developing novel biologics for primary immune-deficiency diseases and Muvon Therapeutics, a clinical-stage biotech developing a cell-therapy platform for muscle regeneration based in Switzerland. Dr. Coelho completed his Bachelors in Dental Surgery in Lahore, Pakistan and later a residency at Boston University. He has completed a Certificate in Enterprise Leadership at Harvard University.

Director Compensation

Director Compensation Table

The following table provides information concerning compensation awarded to, earned by and paid to each person who served as a non-employee member of our board of directors during the fiscal year ended December 31, 2023. Mr. Howard J. Weisman, Mr. Michael Derby, and Mr. Zachary Rome are not included in the table below, as Mr. Weisman is employed as our Chief Executive Officer, and Mr. Derby was employed as our Executive Chairman until August 2023, when he resigned from the Board, and therefore receive no compensation for their service as a director. Mr. Rome was an employee, and therefore received no director compensation, prior to August 2023. The compensation received by Mr. Howard J. Weisman, Mr. Michael Derby, and Mr. Zachary Rome as employees is shown in “Executive Compensation-Summary Compensation Table” below.

Name	Fees Earned or Paid In Cash ($)	Stock Awards (1) ($)	All Other Compensation($)(2)	Total ($)
Karen LaRochelle	$56,500	$25,900	$909	$83,309
Charles Casamento	$66,500	$25,900	$6,432	$98,832
John F. Coelho	$51,750	$25,900	$1,822	$79,472

(1) Represents the aggregate grant date fair value of RSUs granted to each of our non-employee directors. 824 RSUs, with a grant date fair value of $25,900, were granted to each of Ms. LaRochelle, Mr. Coelho and Mr. Casamento on April 13, 2023.

(2) All Other Compensation represents reimbursement for travel to attend to Company board meetings of $909, $6,432, and $1,822 respectively to Ms. LaRochell, Mr. Casamento, and Mr. Coelho.

Non-Employee Director Compensation Arrangements

Our non-employee director compensation policy consists of annual retainer fees and long-term equity awards.

Under the policy, each director who is not an employee will be paid cash compensation as follows:

Service	Element	Compensation
Board	Lead Independent Director	$50,000
	Board Member	$35,000

Committee	Additional Compensation:
Chair	Audit Chair	$15,000
	Compensation Chair	$10,000
	Nominating & Corporate Governance Chair	$8,000
Member	Audit Member	$7,500
	Compensation Member	$5,000
	Nominating & Corporate Governance Member	$4,000

Beginning with the Annual Meeting, our non-employee director compensation policy provides for grants to each eligible non-employee director of awards of stock options for 15,000 shares of our common stock. The terms of each such stock option award will be set forth in a written stock option agreement between each non-employee director and us, which will generally provide for 100% vesting after one year of continued service as a director.

All cash and equity awards granted under the non-employee director compensation policy will be granted under, and subject to the limits of, the 2020 Plan.

We also reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the board of directors and committees thereof.

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EXECUTIVE COMPENSATION

Our named executive officers for 2023, which consist of our principal executive officer, the next two most highly compensated executive officers, and up to two executive officers who would have been among the next two most highly compensated executive officers but for the fact that they were not serving as executive officers as of December 31, 2023, are:

●	Howard J. Weisman, our Chairman of the Board and Chief Executive Officer.

●	Stephen D. Sheldon, our Chief Financial Officer and Chief Operating Officer.

●	David W. Hough, our Former Chief Medical Officer.

●	Michael Derby, our Former Executive Chairman.

●	Zachary Rome, our Former Chief Operating Officer and current Director.

Summary Compensation Table

The following table provides information concerning compensation awarded to, earned by and paid to each of our named executive officers during 2023:

		Salary		Non-Equity Incentive Plan Compensation		Stock Awards (1)	All other compensation
Name and Principal Position	Year	($)		($)		($)	($)		Total ($)
Howard J. Weisman	2023	478,125		239,075		333,024	—		1,050,224
Chief Executive Officer	2022	400,000		240,000		3,368,752	—		4,008,752
Stephen D. Sheldon	2023	325,000		125,854		185,020	—		635,874
Chief Financial Officer	2022	54,583		—		367,050	80,000	(2)	581,633
David W. Hough (2)	2023	75,938		80,556	(3)	69,010	41,275	(4)	388,610
Former Chief Medical Officer	2022	87,500	(5)	—		—	—		87,500
Michael Derby (3)	2023	208,125		103,732		277,515	41,250	(6)	671,872
Former Executive Chairman	2022	325,000		162,500		2,021,250	—		2,508,750
Zachary Rome (4)	2023	64,038		31,917		185,020	41,250	(7)	363,475
Former Chief Operating Officer	2022	100,000		50,000		2,021,250	—		2,171,250

(1)	Consists of RSUs issued pursuant to the Amended and Restated 2020 Omnibus Equity Incentive Plan. In accordance with SEC rules, this column reflects the aggregate grant date fair value of the RSUs granted during 2022 and 2023. These amounts have been computed in accordance with FASB ASC Topic 718.

(2)	Consists of consulting fees paid during 2022 prior to appointment as Chief Financial Officer in November 2022.

(3)	Consists of Bonus Payment earned during 2023.

(4)	Consists of consultant fees paid during 2023 prior to appointment as Chief Medical Officer in August 2023.

(5)	Consists of salary paid during 2022 prior to resignation in April 2022.

(6)	Consists of 50% of the consulting fees paid to TardiMed during 2023 subsequent to his resignation from the Board and as Executive Chairman in August 2023.

(7)	Consists of 50% of the consulting fees paid to TardiMed during 2023 subsequent to his resignation as Chief Operating Officer.

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Narrative Disclosures to Summary Compensation Table

The primary elements of compensation for our named executive officers are base salary, cash performance bonuses and equity-based compensation. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent, which is fundamental to our success. These elements of compensation have historically been established by the Compensation Committee based upon their general knowledge of market conditions and is intended to reflect each executive’s role and responsibilities.

Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.

Annual Base Salary

Our Compensation Committee uses base salaries to recognize the experience, skills, knowledge and responsibilities required of our executive officers. The base salaries for our executive officers were initially established through review and negotiation at the time of hiring, and thereafter are periodically reviewed for possible increase, in each case taking into account the executive officer’s qualifications, experience, scope of responsibilities and competitive market compensation paid by other companies for similar positions within the industry. The chart below reflects the annual base salary rates that were in effect as of December 31, 2023 approved by our Compensation Committee for each NEO. Base salaries are reviewed by the Compensation Committee annually based on performance and other factors.

Base Salary
Howard J. Weisman	$525,000
Stephen D. Sheldon	$365,000
David W. Hough (1)	$202,500

(1)	Mr. Hough was appointed as the Company’s Chief Medical Officer in August 2023 and the Compensation Committee established his base salary a 202,500 effective on that date. Mr. Hough had been a consultant with the Company prior to that date. See “Summary Compensation Table” above for his total 2023 Compensation. Mr. Hough retired from the Company effective July 16, 2024.

2023 Non-Equity Incentive Plan Compensation

We have an annual goal-setting and review process for our executive officers that is the basis for determining potential annual bonuses for our NEOs. Our Compensation Committee sets our annual financial objectives for the year as well as strategic and operational goals which are aligned with our strategic plan and operating budget approved by the Board.

Our employment arrangements with our executive officers provide that they will be eligible for annual performance-based bonuses based on achievement of the financial, strategic and/or operational objectives established by the Compensation Committee. Pursuant to the terms of their employment agreements, the target bonus opportunities for our NEOs expressed as a percentage of annual base salary as of December 31, 2023 are: Mr. Weisman 50%, Mr. Sheldon 40% and Mr. Hough 40%.

The Compensation Committee assessed Company performance for 2023 with respect to each of the performance metrics and determined achievement against those metrics. The Compensation Committee determined to award the bonus amounts to our NEOs for 2023 set forth in the Summary Compensation Table above under “Non-Equity Incentive Plan Compensation.”

Stock Awards

There are no RSUs outstanding as of the date of this registration statement.

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Other Benefits and Perquisites

All of our full-time colleagues, including our named executive officers, are eligible to participate in a standard suite of health plans.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Executive Employment Arrangements

We have entered into employment agreements with each of our named executive officers, as further described below. Each of our named executive officers’ employment is “at-will” and may be terminated at any time.

Mr. Weisman. On March 4, 2020, we entered into an offer letter agreement with Howard J. Weisman, pursuant to which Mr. Weisman commenced employment as our Chief Executive Officer on March 15, 2020. The letter agreement provides the following:

●	A base salary of $400,000 per year;
●	An annual bonus target of 50% of base salary; and
●	A grant of Value Appreciation Rights (“VARs”) (at the fair market value at the grant date) equivalent to 5% (on a fully diluted basis as of the grant date) of our common equity.

In satisfaction of the VARs due to Mr. Weisman under his offer letter agreement, on May 1, 2020, we granted to Mr. Weisman stock options to purchase 42,435 shares of our common stock under the 2020 Plan, which were eligible to vest 25% on March 15, 2021, and 2.0833% on each monthly anniversary of such date thereafter. On December 22, 2020, these options were canceled in full prior to any exercise thereof. On January 1, 2022, Mr. Weisman was granted 25,981 RSUs, where the RSUs provide that 33.34% of each of the restricted stock unit grants would vest on May 1, 2022, with an additional 8.3325% of each grant vesting on August 1, 2022, and each three-month anniversary of such date thereafter, provided that if neither (i) the expiration of the 6-month period following an “initial public offering” (as defined in the award agreement, and which occurred upon the consummation of our initial public offering) nor (ii) a “change in control” (as defined in the 2020 Plan) has occurred prior to the applicable vesting date, any RSUs that would have vested shall not vest until such expiration of the 6-month period following an “initial public offering” or “change in control” occurs. Accordingly, all RSUs that would have vested, prior to the expiration of the six-month period following our initial public offering, shall vest on February 26, 2022. Vesting in all cases is subject to the grantee’s continued employment with the Company or a subsidiary thereof on the applicable vesting date. In addition, such RSUs vest in full upon a termination of employment by the Company without cause, and also vest in full upon a change in control (provided that no termination of employment has occurred prior to such change in control).

Mr. Weisman is also party to a customary confidentiality and intellectual property assignment agreement with us, pursuant to which, he has confirmed his understanding and agreement that any and all intellectual property and trade secrets (i) related to our business and (ii) contained in our products or systems that he has created, developed or otherwise produced or caused to be produced or delivered to us, or will so do in the future, is our property or will be assigned to us. Mr. Weisman has also agreed to take all further acts that may be necessary to transfer, perfect, and defend our ownership of such property.

In August 2022 we granted Mr. Weisman 11,764 RSUs, one-third of which vest on the one-year anniversary of our initial public offering, with the remaining RSUs vesting on a quarterly basis over the following two years. The terms of the RSUs were subsequently amended to provide that, the settlement date of each restricted stock unit granted shall settle, if vested in accordance with the applicable terms of the restricted stock unit award, on or before March 1, 2023, provided that in all events any such settlements shall occur on or before March 15, 2023.

Effective January 1, 2023, the Company entered into an employment agreement with Mr. Weisman, pursuant to which Mr. Weisman is eligible to receive an annual salary of $450,000 and is eligible to participate in the Company’s annual bonus plan, with a target bonus of 50% of his base salary. Mr. Weisman is also eligible to participate in the 2020 Plan and shall receive a signing bonus in an amount equal to $40,000. The initial term of the Employment Agreement is two (2) years (the “Initial Term”), which may be automatically extended for successive one-year periods on each anniversary of the effective date following the Initial Term unless either party elects not to extend the employment agreement.

On April 13, 2023, Mr. Weisman was granted 10,589 RSUs, where the RSUs one-third of which vest on the one-year anniversary of the grant, with the remaining RSUs vesting on a quarterly basis over the following two years. The terms of the RSUs were subsequently amended to provide that, the settlement date of each restricted stock unit granted shall settle on the day after the filing of the 10-K on March 11, 2024.These RSUs vested on March 12, 2024.

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On August 16, 2023, Mr. Weisman was appointed as the Chairman of the Board of the Company in addition to his role as Chief Executive Officer. Mr. Weisman was then eligible to receive an annual salary of $525,000 and is eligible to participate in the Company’s annual bonus plan, with a target bonus of 50% of his base salary, on a prorated basis for 2023 and in full for 2024.

Mr. Weisman’s employment agreement provides that if Mr. Weisman’s employment is terminated by us without cause, or by him for good reason, he will receive (i) his earned but unpaid annual bonus with respect to the fiscal year ending on or preceding the date of termination, (ii) continuation of his base salary payments for twelve months following his termination of employment, and (iii) continued participation in the Company’s group health plan for six months following his termination of employment, provided that he is eligible and remains eligible for COBRA coverage, in each case subject to certain conditions, including the execution of a release of all claims against the Company.

Stephen D. Sheldon. On July 16, 2022, we entered into a consulting agreement with Stephen D. Sheldon, pursuant to which Mr. Sheldon commenced his engagement as our interim part-time Chief Financial Officer and Principal Accounting Officer. Pursuant to the consulting agreement, Mr. Sheldon received a grant of 883 RSUs, vesting on December 31, 2022

On November 19, 2022, we entered into an employment agreement with Mr. Sheldon, which terminated his consulting agreement. Under his Employment Agreement, which is effective as of November 1, 2022, Mr. Sheldon is eligible to receive an annual salary of $325,000 and is eligible to participate in the Company’s annual bonus plan, with a target bonus of 35% of his base salary. The initial term of the employment agreement is two (2) years, which may be automatically extended for successive one-year periods on each anniversary thereafter unless either party elects not to extend his employment agreement. Pursuant to his employment agreement, Mr. Sheldon received a grant of 7,942 RSUs, which are subject to time-based vesting with one-third of the RSUs vesting on the one-year anniversary of his employment with us, followed by 8.3325% of the remaining RSUs vesting on a quarterly basis thereafter, subject to Mr. Sheldon’s continuous employment with us as of such vesting dates.

On April 13, 2023, Mr. Sheldon was granted 5,883 RSUs, where the RSUs one-third of which vest on the one-year anniversary of the grant, with the remaining RSUs vesting on a quarterly basis over the following two years. The terms of the RSUs were subsequently amended to provide that, the settlement date of each restricted stock unit granted shall settle on the day after the filing of the 10-K on March 11, 2024. These RSUs vested on March 12, 2024.

On August 16, 2023, Mr. Sheldon was appointed as the Chief Operating Officer of the Company in addition to his role as Chief Financial Officer. Mr. Sheldon was then eligible to receive an annual salary of $365,000 and is eligible to participate in the Company’s annual bonus plan, with a target bonus of 40% of his base salary, on a prorated basis for 2023 and in full for 2024.

Mr. Sheldon’s employment agreement provides that if his employment is terminated by us without cause, or by him for good reason, he will receive (i) his earned but unpaid annual bonus with respect to the fiscal year ending on or preceding the date of termination, (ii) continuation of his base salary payments for six months following his termination of employment, and (iii) continued participation in our group health plan for six months following his termination of employment, provided that he is eligible and remains eligible for COBRA coverage, in each case subject to certain conditions, including the execution of a release of all claims against us.

Michael Derby. On June 25, 2020, we entered into an offer letter agreement with Michael Derby, pursuant to which Mr. Derby commenced employment as our Executive Chairman of the Board of Directors on July 1, 2020. The letter agreement provides the following:

●	Part-time employment of up to 20 hours per week;
●	A base salary of $325,000 per year;
●	An annual bonus target of 50% of base salary; and
●	An agreement by Mr. Derby not to compete with us in any capacity on any product candidate or product in the field of neurodevelopment as long as Mr. Derby is employed by us.

The offer letter agreement with Mr. Derby has an initial two-year term, with automatic one-year renewals, unless terminated sooner by us or Mr. Derby. Pursuant to his offer letter agreement, upon a termination of employment by the Company without cause, the Company will pay Mr. Derby the maximum accrued but unpaid bonus, calculated through the date of termination, promptly following such termination.

Mr. Derby resigned from the Board of Directors of PaxMedica, Inc. (the “Company”) effective August 21, 2023. Mr Derby also resigned from his executive position as Executive Chairman of the Board of the Company effective August 21, 2023.

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On April 13, 2023, Mr. Derby was granted 8,824 RSUs, where the RSUs one-third of which vest on the one-year anniversary of the grant, with the remaining RSUs vesting on a quarterly basis over the following two years. The terms of the RSUs were subsequently amended to provide that, the settlement date of each restricted stock unit granted shall settle on the day after the filing of the 10-K on March 11, 2024. These RSUs vested on March 12, 2024.

Mr. David W. Hough. On November 1, 2022 we entered into a consulting agreement with David W. Hough, pursuant to which Mr. Hough commenced his engagement as our Consultant, Mr. Hough received an hourly rate of $300 and hour fore services rendered.

On April 24, 2023, Mr. Hough was granted 1,765 RSUs, where the RSUs vesting on July 1, 2023.

On August 16, 2023 we entered into an employment agreement with Mr. Hough, which terminated his consulting agreement. Under his Employment Agreement, which is effective as of August 16, 2023, Mr. Hough is eligible to receive an annual salary of $202,500 and is eligible to participate in the Company’s annual bonus plan, with a target bonus of 40% of his base salary. The initial term of the employment agreement is two (2) years, which may be automatically extended for successive one-year periods on each anniversary thereafter unless either party elects not to extend his employment agreement. Pursuant to his employment agreement, Mr. Hough received a grant of 5,883 RSUs, which are subject to time-based vesting on a quarterly basis, subject to Mr. Hough’s continuous employment with us as of such vesting dates. The terms of the RSUs were subsequently amended to provide that, the settlement date of each restricted stock unit granted shall settle on the day after the filing of the 10-K on March 11, 2024. These RSUs vested on March 12, 2024.

Dr. Hough retired from his position as Chief Medical Officer of the Company effective July 16, 2024.

Mr. Zachary Rome. On June 25, 2020 we entered into a Employment offer with Zachary Rome, pursuant to which Mr. Rome commenced employment as our Chief Operating Officer. The letter agreement provides the following:

●	Part-time employment of up to 20 hours per week;
●	A base salary of $100,000 per year;
●	An annual bonus target of 50% of base salary; and
●	An agreement by Mr. Rome not to compete with us in any capacity on any product candidate or product in the field of neurodevelopment as long as Mr. Rome is employed by us.

The offer letter agreement with Mr. Rome has an initial two-year term, with automatic one-year renewals, unless terminated sooner by us or Mr. Derby. Pursuant to his offer letter agreement, upon termination of employment by the Company without cause, the Company will pay Mr. Rome the maximum accrued but unpaid bonus, calculated through the date of termination, promptly following such termination.

Mr. Rome resigned from his executive position as Chief Operating Officer of the Company effective August 21, 2023.

On April 13, 2023, Mr. Rome was granted 5,883 RSUs, where the RSUs one-third of which vest on the one-year anniversary of the grant, with the remaining RSUs vesting on a quarterly basis over the following two years. The terms of the RSUs were subsequently amended to provide that, the settlement date of each restricted stock unit granted shall settle on the day after the filing of the 10-K on March 11, 2024. These RSUs vested on March 12, 2024.

Outstanding Equity Awards at Fiscal Year-End Table

There are no outstanding equity incentive awards as of the date of this filing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There are no related party transactions as of the date this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our Certificate of Incorporation and Bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, all of which are incorporated by reference as exhibits to the registration statement and the applicable provisions of Delaware law.

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Authorized Capitalization

Our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) authorizes us to issue up to 210,500,000 shares of capital consisting of 200,000,000 shares of Common Stock, 10,000,000 shares of preferred stock with a par value of $0.0001 per share, and 500,000 of shares of Series X preferred stock with a par value of $0.0001 per share (the “Series X Preferred Stock”). As of September 30, 2024, we had 10,879,170 shares of Common Stock issued and outstanding, held as of the date of this prospectus by 20 registered holders, and 45,567 shares of Series X Preferred Stock issued and outstanding. Our authorized but unissued shares of Common Stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future.

Common Stock

The following is a summary of all material characteristics of our capital stock as set forth in our Certificate of Incorporation and bylaws, as amended and restated (the “Bylaws”). The summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, each of which is incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of Delaware law.

Holders of our Common Stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. For a discussion of the Company’s policy with regard to the payment of cash dividends, see “Dividend Policy.” The shares of Common Stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our Common Stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our Common Stock are fully paid and non-assessable. The shares of Common Stock offered by this prospectus will also be fully paid and non-assessable.

Preferred Stock

Our board of directors have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the designations, rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholders. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Series X Preferred Stock

Holders of Series X Preferred Stock are not entitled to receive dividends with respect to their shares of Series X Preferred Stock. The Series X Preferred Stock has no voting rights, other than the right to vote with respect to any amendment of the Certificate of Designations and with respect to any other adverse change to the voting or other powers, preferences, rights, privileges or restrictions of the Series X Preferred Stock contained in the Certificate of Designations.

Transfer Agent and Registrar

The Company’s transfer agent and registrar is Computershare, whose address is 118 Fernwood Avenue, Edison, NJ 08837.

Warrants

The Shares are being registered under the Securities Act and are hereby being offered pursuant to this prospectus. Accordingly, the holders may exercise the Warrants and sell the Shares issuable upon the exercise of such security pursuant to this registration statement under the Securities Act covering the resale of those shares.

If a Fundamental Transaction (as defined in the Warrants) occurs, then, upon any subsequent exercise of the Warrant, the holder shall have the right to receive, for each Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder (without regard to any beneficial ownership limitation), the number of shares of Common Stock of the successor or acquiring corporation or of our Company, if we are is the surviving corporation, and any Alternate Consideration (as defined in the Warrants) receivable as a result of such Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of the Warrant following such Fundamental Transaction. Additionally, as more fully described in the form of Warrant, in the event of certain Fundamental Transactions, the holders of the Warrants will be entitled to receive consideration in an amount equal to the Black Scholes Value (as defined in the Warrants).

A holder of Warrants will not have the right to exercise any portion thereof if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of a holder prior to the date of issuance, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise; provided, however, that upon notice to the Company, the holder may increase or decrease such beneficial ownership limitation, provided that in no event shall such beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us.

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants, as applicable.

The Warrants are not and will not be listed for trading on any national securities exchange, nor will they be quoted for trading on any over-the-counter market.

Market Information

For information on the principal trading market for the Common Stock, see “Prospectus Summary – Nasdaq Delisting.”

SELLING STOCKHOLDERS

The Shares being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon exercise of the Warrants. We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the ownership of the Warrants and as noted below, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the Shares by each of the Selling Stockholders. The second column lists the number of Shares beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock and Warrants, as of September 30, 2024, assuming exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

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The third column lists the Shares being offered by this prospectus by the Selling Stockholders. In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the Warrants.

The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares Beneficially Owned after Offering(1)
Armistice Capital, LLC(2)	-	3,461,540	3,461,540	16.1%
Sabby Volatility Warrant Master Fund, Ltd(3)	1,702,655	3,461,540	5,164,195	24.0%
District 2 Capital Fund, LP	-	961,540	961,540	4.5%
Lind Global Fund II LP	47,059	961,540	1,008,599	4.7%
Michael Vasinkevich(4)	138,116	113,452	251,568	1.2%
Michael Mirsky(4)	40,923	33,616	74,539	*
Noam Rubinstein(4)	26,923	22,115	49,038	*
Craig Schwabe(4)	7,269	5,971	13,240	*
Charles Worthman(4)	2,154	1,769	3,923	*

* less than 1%

(1) The ability to exercise the Warrants held by the Selling Stockholders is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants was capped at 4.99% beneficial ownership of the Company’s issued and outstanding Common Stock (post-exercise). These beneficial ownership limitations may be adjusted up or down, subject to providing advance notice to the Company, but in no event shall exceed 9.99%. Beneficial ownership as reflected in the selling stockholder table reflects the total number of shares potentially issuable underlying the Warrants and does not give effect to these beneficial ownership limitations. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

(2) These Shares are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the managing member of Armistice Capital. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue , 7th Floor, New York, NY 10022.

(3) Sabby Management, LLC, the investment manager to Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”), has discretionary authority to vote and dispose of the Shares held by Sabby and may be deemed to be the beneficial owner of these Shares. Hal Mintz, in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the Shares held by Sabby. Sabby Management, LLC and Mr. Mintz each disclaim any beneficial ownership of these Shares. The beneficial ownership limitation described in footnote 1 above is applicable to all shares of Common Stock held by Sabby, including those held prior to this offering.

(4) Each of these Selling Stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer and has a registered address of c/o H.C. Wainwright & Co., 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the Shares held. The number of Shares beneficially owned prior to this offering consists of shares of Common Stock issuable upon exercise of certain placement agent warrants, which were received as compensation in connection with a registered offering of securities consummated by us in November 2023. The Selling Stockholders acquired these placement agent warrants in the ordinary course of business and, at the time they, the Selling Stockholders had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

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PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on the principal trading market or any other stock exchange, market or trading facility on which the Common Stock is then listed or quoted for trading, or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the Shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Harris Beach PLLC will pass upon the validity of the shares of our Common Stock offered by this prospectus.

EXPERTS

Our balance sheets as of December 31, 2023 and 2022, and the related statements of operations, statements of stockholders’ deficit and cash flows for the years ended December 31, 2023 and December 31, 2022 have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2023 in reliance upon the report of such firm, which includes an explanatory paragraph relating to our ability to continue as a going concern, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement or the exhibits, schedules and amendments to the registration statement. For further information with respect to us and the securities offered hereby, we refer you to the registration statement, the documents incorporated by reference into the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus or in documents incorporated by reference into this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, please see the copy of the contract or other document that has been filed. Each statement in this prospectus relating to a contract or other document filed as an exhibit is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at www.sec.gov and on our website at www.paxmedica.com/investors. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. You may inspect a copy of the registration statement through the Commission’s website, as provided herein.

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Incorporation by Reference

The Commission’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the Commission will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the Commission (but excluding any information furnished to, rather than filed with, the Commission in such documents):

●	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 11, 2024;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 filed with the Commission on May 13, 2024 and September 20, 2024, respectively;

●	Our Current Reports on Form 8-K filed with the Commission on January 12, 2024, January 29, 2024, March 13, 2024, March 22, 2024, April 11, 2024, April 16, 2024, April 23, 2024, May 1, 2024, May 15, 2024, May 28, 2024, June 14, 2024, July 19, 2024, and September 6, 2024;

●	The portions of our Proxy Statement on Schedule 14A for the 2024 Annual Meeting, filed with the Commission on April 15, 2024, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 11, 2024; and

●	The description of our Common Stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-41475), filed with the Commission on August 10, 2022, as updated by Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 30, 2023, including any amendment or report filed for the purpose of updating such description,.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering, including all such documents we may file with the Commission after the date hereof and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the Commission, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

PaxMedica, Inc.

Attn: Chief Financial Officer

101 Arch St., 8th Floor

Boston, MA 02110

(239) 216-1459

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

You may also access the documents incorporated by reference in this prospectus on our website, listed above under “Where You Can Find More Information”.

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9,023,083 Shares of Common Stock

PRELIMINARY PROSPECTUS

October 3, 2024

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than placement agent fees, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Amount Paid or to Be Paid
SEC registration fee	$153.10
Legal fees and expenses	35,000
Accounting fees and expenses	30,000
Miscellaneous	3,000
Total	$65,153.10

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that:

●	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our Bylaws are not exclusive.

Our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered into and intend to continue to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

On September 3, 2024, the Company issued the Warrants described in the prospectus included in this registration statement, pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act for a transaction not involving any public offering.

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Item 16. Exhibits.

Exhibit No.	Description of Document
3.1	Certificate of Incorporation of PaxMedica, Inc., as amended (incorporated by reference to Exhibit 3.1 to Amendment No. 10 to Form S-1 filed on August 8, 2022).

3.2	Amendment to Certificate of Incorporation of PaxMedica, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 30, 2022).

3.3	Amendment to Certificate of Incorporation of PaxMedica, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on October 30, 2023).

3.4	Certificate of Designations, Preferences and Rights of Series X Convertible Preferred Stock of PaxMedica, Inc. (incorporated by reference to Exhibit 3.3 to Amendment No. 10 to Form S-1 filed on August 8, 2022).

3.5	Amended and Restated Bylaws of PaxMedica, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on August 30, 2022).

3.6	First Amendment to the Amended and Restated Bylaws of PaxMedica, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on March 22, 2024).

4.1	Specimen Certificate representing shares of common stock of PaxMedica, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

4.2	Form of 2022 Warrant (incorporated by reference to Exhibit 4.2 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

4.3	Form of Representative Warrant (incorporated by reference to Exhibit 4.3 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

4.4	Form of 2020 Warrant (incorporated by reference to Exhibit 4.4 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

4.6	Warrant, dated February 6, 2023, issued by PaxMedica, Inc. to Lind Global Fund II LP (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on February 7, 2023).

4.7	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on September 6, 2024).

5.1	Opinion of Harris Beach PLLC regarding the validity of the common stock being registered.*

10.1	Form of Indemnification Agreement entered into by PaxMedica, Inc. with its Officers and Directors (incorporated by reference to Exhibit 10.1 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

10.2	PaxMedica, Inc. Amended and Restated 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

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10.3	Form of Nonqualified Stock Option Award under the Amended and Restated 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.4	Form of Incentive Stock Option Award under the Amended and Restated 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.5	Letter Agreement between PaxMedica, Inc. and Howard J. Weisman, dated March 4, 2020 (incorporated by reference to Exhibit 10.5 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.6	Patient Records License Agreement between Purinix Pharmaceuticals LLC and Lwala Hospital, dated November 9, 2018 (incorporated by reference to Exhibit 10.10 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).‡

10.7	Patient Records License Agreement between Purinix Pharmaceuticals LLC and Ministry of Health, Republic of Malawi, dated October 10, 2018 (incorporated by reference to Exhibit 10.11 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).‡

10.8	Master Services Agreement between Purinix Pharmaceuticals LLC and CRO Consulting (Pty) Limited, dated May 25, 2018. (incorporated by reference to Exhibit 10.12 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).‡

10.9	Form of Restricted Stock Unit Grant Agreement under the Amended and Restated 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.10	Form of 2022 Convertible Promissory Note (incorporated by reference to Exhibit 10.15 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

10.11	Form of 2022 Convertible Promissory Note Securities Purchase Agreement (incorporated by reference to Exhibit 10.16 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

10.12	Purchase Agreement, dated as of November 17, 2022, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on November 21, 2022).

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10.13	Registration Rights Agreement, dated as of November 17, 2022, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on November 21, 2022).

10.14	Employment Agreement, dated as of November 19, 2022, between the Company and Stephen D. Sheldon (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on November 21, 2022).†

10.15	Employment Agreement, dated as of January 1, 2023, between the Company and Howard J. Weisman (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 6, 2023).†

10.16	Security Agreement between PaxMedica, Inc. and Lind Global Fund II LP, dated February 6, 2023 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on February 7, 2023).

10.17	Specialty Benefit Manager Agreement, effective as of June 30, 2023, by and between PaxMedica, Inc. and Vox Nova, LLC (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on August 9, 2023).‡

10.18	Form of Letter Agreement re Inducement Offer to Exercise Common Stock Purchase Warrants (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 6, 2024).

23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Harris Beach PLLC (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page).

107	Calculation of Filing Fee.*

*	Filed herewith.

†	Indicates management compensatory plan, contract or arrangement.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts on this 3rd day of October, 2024.

PAXMEDICA, INC.

/s/ Howard J. Weisman
Howard J. Weisman
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each individual whose signature appears below hereby designates and appoints Howard J. Weisman and Stephen D. Sheldon, and each of them, either of whom may act without joinder of the other, as his or her true and lawful attorney-in-fact and agent (the “Attorneys-in-Fact”) with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, which amendments may make such changes in this registration statement as any Attorney-in-Fact deems appropriate, and requests to accelerate the effectiveness of this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard J. Weisman
Howard J. Weisman	Chief Executive Officer and Chairman (Principal Executive Officer)	October 3, 2024

/s/ Stephen D. Sheldon
Stephen D. Sheldon	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	October 3, 2024

/s/ Zachary Rome
Zachary Rome	Director	October 3, 2024

/s/ Karen LaRochelle
Karen LaRochelle	Director	October 3, 2024

/s/ John F. Coelho
John F. Coelho	Director	October 3, 2024

/s/ Charles J. Casamento
Charles J. Casamento	Director	October 3, 2024

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